Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

In re:	:	Jointly Administered
	:	Case No. 15-10197 (BLS)
RS Legacy Corporation, et al.,	:
	:	Chapter 11
Debtors.	:
:
:
RS Legacy Corporation	:	Case No. 15-10197 (BLS)
Atlantic Retail Ventures, Inc.	:	Case No. 15-10199 (BLS)
Ignition L.P.	:	Case No. 15-10200 (BLS)
ITC Services, Inc.	:	Case No. 15-10201 (BLS)
Merchandising Support Services, Inc.	:	Case No. 15-10202 (BLS)
RS Legacy Customer Service LLC	:	Case No. 15-10203 (BLS)
RS Legacy Global Sourcing Corporation	:	Case No. 15-10204 (BLS)
RS Legacy Global Sourcing Limited Partnership	:	Case No. 15-10206 (BLS)
RS Legacy Global Sourcing, Inc.	:	Case No. 15-10207 (BLS)
RS Ig Holdings Incorporated	:	Case No. 15-10208 (BLS)
RSIgnite, LLC	:	Case No. 15-10209 (BLS)
SCK, Inc.	:	Case No. 15-10210 (BLS)
RS Legacy Finance Corporation	:	Case No. 15-10211 (BLS)
RS Legacy Holdings, Inc.	:	Case No. 15-10212 (BLS)
RS Legacy International Corporation	:	Case No. 15-10213 (BLS)
TE Electronics LP	:	Case No. 15-10214 (BLS)
Trade and Save LLC	:	Case No. 15-10215 (BLS)
TRS Quality, Inc.	:	Case No. 15-10217 (BLS)
:
	:	JOINT DISCLOSURE STATEMENT OF
	:	RS LEGACY CORPORATION AND ITS
	:	DEBTOR AFFILIATES

DAVID G. HEIMAN (OH 0038271)

JONES DAY

901 LAKESIDE AVENUE

CLEVELAND, OHIO 44114

GREGORY M. GORDON (TX 08435300)

DAN B. PRIETO (TX 24048744)

JONES DAY

2727 N. HARWOOD STREET

DALLAS, TEXAS 75201

THOMAS A. HOWLEY (TX 24010115)

PAUL M. GREEN (TX 24059854)

JONES DAY

717 TEXAS, SUITE 3300

HOUSTON, TEXAS 77002

- AND -

DAVID M. FOURNIER (DE 2812)

EVELYN J. MELTZER (DE 4581

MICHAEL J. CUSTER (DE 4843)

PEPPER HAMILTON LLP

HERCULES PLAZA, SUITE 5100

1313 N. MARKET STREET

P.O. BOX 1709

WILMINGTON, DELAWARE 19899-1709

ATTORNEYS FOR DEBTORS

August 10, 2015

DISCLOSURE STATEMENT DATED AUGUST 10, 20151

SOLICITATION OF VOTES WITH RESPECT TO THE

FIRST AMENDED JOINT PLAN OF LIQUIDATION OF

RS LEGACY CORPORATION AND ITS DEBTOR AFFILIATES

All creditors are encouraged to read and carefully consider this Disclosure Statement, including the Plan, and the matters described under “Risk Factors” in Section VII prior to submitting ballots in response to this solicitation. This Disclosure Statement is being delivered to you because you are the holder of, or have otherwise asserted, a Claim or Claims against RS Legacy Corporation (f/k/a RadioShack Corporation) (“RadioShack”) or its debtor affiliates (collectively, the “Debtors”).

The boards of directors of the Debtors believe that the First Amended Joint Plan of Liquidation of RS Legacy Corporation and Its Debtor Affiliates (the “Plan”) is in the best interests of creditors and other stakeholders. All claimants entitled to vote thereon are urged to vote in favor of the Plan. A summary of the voting instructions is set forth in Section I.C.1. More detailed instructions are included in the ballots distributed to the creditors entitled to vote on the Plan. To be counted, your ballot must be duly completed, executed and received by the Debtors’ voting agent by 5:00 p.m., prevailing Eastern Time, on September 10, 2015 (the “Voting Deadline”), unless extended.

The Creditors’ Committee has independently concluded that the Plan is in the best interest of creditors and urges creditors to vote in favor of the Plan.

The Confirmation and the Effective Date of the proposed Plan are subject to material conditions precedent. See Section I.D. There is no assurance that these conditions will be satisfied or waived.

No person is authorized by any of the Debtors in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation other than as contained in this Disclosure Statement and the exhibits attached hereto or incorporated by reference or referred to herein. If such information or representation is given or made, it may not be relied upon as having been authorized by any of the Debtors. The Debtors will make available to creditors entitled to vote on the Plan such additional information as may be required by applicable law prior to the Voting Deadline.

The summaries of the Plan and other documents contained in this Disclosure Statement are qualified by reference to the Plan itself, the exhibits thereto and documents described therein. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, the terms of the Plan will control.

Except as otherwise indicated, the Debtors will File all exhibits to the Plan with the Bankruptcy Court and make them available for review on the website of Prime Clerk at https://cases.primeclerk.com/radioShack (the “Claim Agent Website”), no later than 10 days before the deadline to object to Confirmation. The Debtors also will serve the exhibits to the Plan on the parties on the general service list maintained in the Bankruptcy Cases on or before 10 days prior to the deadline to object to Confirmation.

[1]

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the First Amended Joint Plan of Liquidation of RS Legacy Corporation and Its Debtor Affiliates, dated August 10, 2015.

The information contained in this Disclosure Statement, including the information regarding the history, businesses and operations of the Debtors, the historical and projected financial information regarding the Debtors and the liquidation analyses relating to the Debtors, is included for purposes of soliciting acceptances of the Plan, but, as to contested matters and adversary proceedings, is not to be construed as admissions or stipulations, but rather as statements made in settlement negotiations.

This Disclosure Statement contains forward-looking statements based primarily on the current expectations of the Debtors and projections about future events and financial trends affecting the financial condition of the Debtors. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions identify these forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described below under the caption “Risk Factors” in Section VII. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Disclosure Statement may not occur, and actual results could differ materially from those anticipated in the forward-looking statements. The Debtors do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

This Disclosure Statement has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, any securities exchange or association or the Bankruptcy Court nor has the SEC, any state securities commission, any securities exchange or association or the Bankruptcy Court passed upon the accuracy or adequacy of the statements contained herein.

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XII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS	49

A. Prosecution of Objections to Claims	49

1. Objections to Claims	49

2. Authority to Prosecute Objections	49

B. Treatment of Disputed Claims	49

1. No Payments on Account of Disputed Claims and Disputed Claims Reserves	49

2. Recourse	49

C. Distributions on Account of Disputed Claims Once Allowed	50

D. Indenture Trustee as Claim Holder	50

XIII. INJUNCTION AND SUBORDINATION RIGHTS	50

A. Injunction	50

B. Subordination Rights	50

XIV. RETENTION OF JURISDICTION	50

XV. MISCELLANEOUS PROVISIONS	52

A. Dissolution of the Creditors’ Committee and the Professional Fee Claims of the Professionals Retained by the Debtors, and Formation of the Liquidating Trust Board	52

1. Dissolution of the Creditors’ Committee	52

2. Professional Fee Claims of the Professionals Retained by the Debtors	52

3. Formation of the Liquidating Trust Board	52

B. Modification of the Plan and Exhibits	53

C. Revocation of the Plan	53

D. Service of Certain Exhibits	53

E. Service of Documents	53

1. The Debtors and the Liquidating Debtors	53

2. The Liquidating Trustee, at the address set forth in the Liquidating Trust Agreement	54

3. The Creditors’ Committee	54

4. The U.S. Trustee	54

XVI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES	54

A. General	54

B. United States Federal Income Tax Consequences of Payment of Allowed Claims Pursuant to Plan	55

1. Recognition of Gain or Loss	55

a. In General	55

b. Post-Effective Date Cash Distributions	55

c. Bad Debt and/or Worthless Securities Deduction	55

2. Pending Payments	56

3. Payments Other than Pending Payments	56

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C. Certain Other Tax Consequences for Holders of Claims	56

1. Receipt of Pre-Effective Date Interest	56

2. Installment Method	56

3. Information Reporting and Withholding	56

4. Importance of Obtaining Professional Tax Assistance	57

XVII. ADDITIONAL INFORMATION	57

XVIII. RECOMMENDATION AND CONCLUSION	57

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TABLE OF EXHIBITS

Exhibit I	First Amended Joint Plan of Liquidation of RS Legacy Corporation and its Debtor Affiliates

Exhibit II	Voting Tabulation Rules

Exhibit III	Chapter 7 Liquidation Analysis

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I.	OVERVIEW OF THE PLAN

A.	Introduction

The following is a brief overview of certain material provisions of the Plan. This overview is qualified by reference to the provisions of the Plan, which is attached hereto as Exhibit I, and the exhibits thereto, as amended from time to time. In the event that any inconsistency or conflict exists between this Disclosure Statement and the Plan, the terms of the Plan will control.

The requirements for Confirmation, including the vote of creditors entitled to vote on the Plan and certain of the statutory findings that must be made by the Bankruptcy Court for a plan to be confirmed, are set forth in Section I.C. Confirmation of the Plan and the occurrence of the Effective Date are subject to certain conditions, which are summarized in Section I.D. There is no assurance that these conditions will be satisfied or waived.

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan of liquidation are that the plan: (i) is accepted by the requisite holders of claims and interests in impaired classes of such debtor; (ii) is in the “best interests” of each holder of a claim or interest in each impaired class under the plan for such debtor; (iii) is feasible; and (iv) complies with the applicable provisions of the Bankruptcy Code. In this instance, only holders of Allowed Claims in Classes 3, 4, 5 and 7 are entitled to vote to accept or reject the Plan. To avoid the costs of soliciting votes to accept or reject the Plan from holders of Claims in Class 6 (General Unsecured Claims), Class 6 is deemed to reject the Plan. In addition, because Classes 8, 9 and 10 will receive no distributions under the Plan, those classes are deemed to reject the Plan. Because Classes 1 and 2 are unimpaired, they are deemed to vote to accept the Plan. See Section I.C for a discussion of the Bankruptcy Code requirements for Plan Confirmation.

B.	Summary of Classes and Treatment of Claims and Interests

The classification of Claims and Interests, the estimated aggregate amount of Claims in each Class and the amount and nature of distributions to holders of Claims or Interests in each Class are summarized in the table below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified. For a discussion of certain additional matters related to Administrative Claims and Priority Tax Claims, see Sections VIII.A. and B.

Each amount designated in the table below as “Estimated Percentage Recovery” for each Class is the quotient of the estimated Cash or other Liquidating Trust Assets to be distributed to holders of Allowed Claims in such Class, divided by the estimated aggregate amount of Allowed Claims in such Class. Each of the estimated Cash or other Liquidating Trust Assets and the estimated aggregate amount of Allowed Claims has been made in ranges with both low and high estimates. In determining such amount, the Debtors have assumed that the Plan is consummated as described herein.

These calculations do not include any value attributed to Causes of Action, including Avoidance Actions by any of the Estates. The Debtors have not commenced a review of potential Causes of Action and, therefore, they are not in a position to provide an estimated value for such actions. The value of such actions, however, could be material.

For a discussion of various factors that could materially affect the amount of Cash and other Liquidating Trust Assets to be distributed pursuant to the Plan, see Section VII. In addition, the Debtors’ estimates for recoveries by holders of Allowed Claims are based on the Debtors’ current view of the likely amount of Allowed Administrative Claims incurred by the Debtors through confirmation of the Plan. There can be no guarantee that the Debtors’ estimates of Administrative Claims will prove to be accurate.

CLASS	TREATMENT	STATUS/ ENTITLED TO VOTE?	ESTIMATED AGGREGATE AMOUNT OF CLAIMS	ESTIMATED PERCENTAGE RECOVERY
Class 1 Priority Claims	On the Effective Date, unless otherwise agreed by the holder of an Allowed Claim in Class 1 and the Liquidating Trustee, each holder of an Allowed Claim in Class 1 shall receive Cash in an amount equal to such Allowed Priority Claim. For the avoidance of doubt, if an Allowed Priority Claim exceeds the amount budgeted for it in the Wind Down Budget, the amount by which such Claim exceeds the budgeted amount shall be paid from the Liquidating Trust Assets other than the Encumbered Cash.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	$2 million to $8 million	100%

Class 2 Secured Claims	In full satisfaction of an Allowed Secured Claim, other than an Allowed SCP Secured Claim, on the later of the Effective Date and the date on which the Secured Claim is allowed, each holder of an Allowed Secured Claim shall receive, at the sole and exclusive option of the Liquidating Trustee: (a) Cash equal to the amount of such Claim; (b) the collateral securing such Claim; or (c) satisfaction of such Claim pursuant to such other terms and conditions as may be agreed upon by the Liquidating Trustee and the holder of such Claim.	Unimpaired Deemed to Accept the Plan Not Entitled to Vote	$0 to $3 million	100%

Class 3 SCP Secured Claims	In full satisfaction of the Allowed SCP Secured Claims, the SCP Agent, on behalf of SCP Secured Parties, shall receive, as soon as practicable after the date of the Dispute Resolution, the Encumbered Cash to the extent authorized by the Dispute Resolution. On the Effective Date, the SCP Secured Parties shall be deemed to waive any SCP Deficiency Claim. On the Effective Date, the SCP Secured Parties shall be deemed to have transferred the Assigned SCP Claims to and for the benefit of holders of General Unsecured Claims. Prior to the Effective Date, the Creditors’ Committee shall have the right to File a motion seeking a determination of the amount of the Assigned SCP Claims.	Impaired Entitled to Vote	$70 million	80% to 90%

CLASS	TREATMENT	STATUS/ ENTITLED TO VOTE?	ESTIMATED AGGREGATE AMOUNT OF CLAIMS	ESTIMATED PERCENTAGE RECOVERY
Class 4 IRS Claims	The holder of an Allowed Claim in Class 4 shall receive treatment of such Claim pursuant to terms and conditions as (a) may be agreed by the holder of such Claim or (b) ordered by the Bankruptcy Court. For the avoidance of doubt, Encumbered Cash shall not be used to make Distributions on account of any Allowed IRS Claims.	Impaired Entitled to Vote	$0 to $128 million	Subject to negotiation

Class 5 Dark Store Claims	In full satisfaction of an Allowed Claim in Class 5, on the later of the Effective Date and the date on which the Dark Store Claim is allowed, each holder of an Allowed Dark Store Claim shall receive Cash equal to 75% of the amount of such Claim, unless the holder of such Claim agrees to less favorable treatment. For the avoidance of doubt, Encumbered Cash shall be used to make Distributions on account of Allowed Dark Store Claims.	Impaired Entitled to Vote	$350,000 to $400,000	75%

Class 6 General Unsecured Claims	Each holder of an Allowed Claim in Class 6 shall receive a Pro Rata share, with Allowed Claims in Class 7, of the Remaining Liquidating Trust Assets.	Impaired Deemed to Reject	$200 million to $400 million	Unknown*

Class 7 2019 Note Claims	Each holder of an Allowed Claim in Class 7 shall receive (a) a Pro Rata share, with Allowed Claims in Class 6, of the Remaining Liquidating Trust Assets plus (b) the Potential 2019 Note Additional Distributions. For the avoidance of doubt, Encumbered Cash shall not be used to make Distributions on account of Potential 2019 Notes Additional Distributions.	Impaired Entitled to Vote	$330 million	Unknown*

Class 8 Intercompany Claims	No property will be distributed to or retained on account of the Intercompany Claims. On the Effective Date, all Intercompany Claims shall be released and of no further force or effect.	Impaired Deemed to Reject	Up to $2.4 billion	0%

CLASS	TREATMENT	STATUS/ ENTITLED TO VOTE?	ESTIMATED AGGREGATE AMOUNT OF CLAIMS	ESTIMATED PERCENTAGE RECOVERY
Class 9 Stock Interests in RadioShack	On the Effective Date, all outstanding Stock Interests of RadioShack will be cancelled. Upon such cancellation, no property will be distributed to, or retained by, holders of such Stock Interests of RadioShack. On the Effective Date, the Liquidating RadioShack Stock will be issued to the Liquidating Trust.	Impaired Deemed to Reject	N/A	0%

Class 10 Stock Interests in Other Debtors	The outstanding Stock Interests of each Other Debtor will remain outstanding and will be cancelled when the existence of such Other Debtor is terminated in accordance with Section IV.B.5. of the Plan. Upon such cancellation, no property will be distributed to, or retained by, holders of such Stock Interests.	Impaired Deemed to Reject	N/A	0%

*	Distributions in Classes 6 and 7 are largely dependent on recoveries from Causes of Action.

The estimated aggregate amounts of Claims shown in the table above are based upon the Debtors’ review of their books and records and may be revised following the Debtors’ analysis of the Claims Filed. Further, the amount of any Disputed Claim that ultimately is allowed by the Bankruptcy Court may be significantly more or less than the estimated amount of such Claim.

C.	Voting on and Confirmation of the Plan

1.	Voting Procedures and Requirements

Pursuant to the Bankruptcy Code, only classes of claims against or equity interests in a debtor that are “impaired” under the terms of a plan of liquidation or reorganization are entitled to vote to accept or reject a plan. A class is “impaired” if the legal, equitable or contractual rights attaching to the claims or interests of that class are modified, other than by curing defaults and reinstating maturity. Classes of Claims and Interests that are not impaired are not entitled to vote on the Plan and are conclusively presumed to have accepted the Plan. In addition, Classes of Claims and Interests that do not receive Distributions under the Plan are not entitled to vote on the Plan and are deemed to have rejected the Plan. Finally, to avoid the cost of soliciting votes on the Plan from holders of Claims in Class 6 (General Unsecured Claims), such Claims are deemed to reject the Plan even though they may receive Distributions. The classification of Claims and Interests is summarized, together with an indication of whether each Class of Claims or Interests is impaired or unimpaired, in Section I.B.

Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may temporarily allow a Claim for voting or other purposes. By order of the Bankruptcy Court entered on June 26, 2015, as amended by an order of the Bankruptcy Court entered on August 7, 2015, (the “Solicitation Procedures Order”) voting tabulation procedures have been established, which include certain vote tabulation rules that temporarily allow or disallow certain Claims for voting purposes only The voting tabulation rules are attached as Exhibit II to this Disclosure Statement.

Voting on the Plan by each holder of a Claim in Classes 3, 4, 5 and 7 is important. Please carefully follow all of the instructions contained on the ballot or ballots provided to you. All ballots must be completed and returned in accordance with the instructions provided.

To be counted, your ballot or ballots must be received by 5:00 p.m., prevailing Eastern time, on September 10, 2015 at the address set forth on the preaddressed envelope provided to you. It is of the utmost importance to the Debtors that you vote promptly to accept the Plan.

If you are entitled to vote and you did not receive a ballot, received a damaged ballot or lost your ballot, please call the Debtors’ voting agent, Prime Clerk, at (844) 794-3477. Also, this Disclosure Statement, the Plan and all of the related exhibits and schedules, including ballots, are available, without charge, to any party in interest at https://cases.primeclerk.com/radioShack/.

Votes cannot be transmitted orally, by email or by facsimile. Accordingly, you are urged to return your signed and completed ballot, by hand delivery, overnight service or regular U.S. mail, promptly, so that it is received by the Debtors’ voting agent before the Voting Deadline.

2.	Combined Disclosure Statement Approval and Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan. Pursuant to section 105(d)(2)(B)(vi) of the Bankruptcy Code, the hearing on confirmation of the Plan may be combined with the hearing on approval of the Disclosure Statement under section 1125 of the Bankruptcy Code. The Bankruptcy Court has entered the Solicitation Procedures Order that, among other things, granted the Debtors’ request to combine the hearings on approval of the Disclosure Statement and confirmation of the Plan as permitted by section 105(d)(2)(B)(vi) of the Bankruptcy Code (the “Combined Hearing”).

The Combined Hearing will commence on September 16, 2015 at 9:30 a.m. before the Honorable Brendan L. Shannon, Chief United States Bankruptcy Judge of the United States Bankruptcy Court for the District of Delaware, in the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 6th Floor, Wilmington, Delaware 19801. The Combined Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Combined Hearing.

The deadline to File objections to approval of the Disclosure Statement or the confirmation of the Plan is September 9, 2015 at 5:00 p.m. (prevailing Eastern Time) (the “Objection Deadline”). All objections to the approval of this Disclosure Statement or confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or Interest held by the objector. Any such objections must be filed and served in accordance with the Solicitation Procedures Order on or before the Objection Deadline.

3.	Confirmation

To confirm the Plan, the Bankruptcy Code requires that the Bankruptcy Court make a series of findings concerning the Plan and the Debtors, including that:

•	the Plan has classified Claims and Interests in a permissible manner;

•	the Plan complies with the applicable provisions of the Bankruptcy Code;

•	the Debtors have complied with the applicable provisions of the Bankruptcy Code;

•	the Debtors, as proponents of the Plan, have proposed the Plan in good faith and not by any means forbidden by law;

•	the disclosure required by section 1125 of the Bankruptcy Code has been made;

•	the Plan has been accepted by the requisite votes, except to the extent that cramdown is available under section 1129(b) of the Bankruptcy Code, of creditors and equity interest holders;

•	the Plan is feasible;

•	all fees and expenses payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of such fees on the Effective Date; and

•	the Plan is in the “best interests” of all holders of Claims or Interests in an impaired Class by providing to creditors or interest holders on account of such Claims or Interests property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain in a chapter 7 liquidation, unless each holder of a Claim or Interest in such Class has accepted the Plan.

4.	Acceptance

A plan is accepted by an impaired class of claims if holders of at least two-thirds in dollar amount and a majority in number of claims of that class vote to accept the plan. Only those holders of claims who actually vote (and are entitled to vote) to accept or to reject a plan count in this tabulation.

5.	Feasibility

Section 1129(a)(11) of the Bankruptcy Code requires that confirmation of a plan not be likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors (unless such liquidation or reorganization is proposed in the Plan). Because the Plan proposes a liquidation of all of the Debtors’ assets, for purposes of this test the Debtors have analyzed the ability of the Liquidating Trust to meet its obligations under the Plan. Based on the Debtors’ analysis, including the information contained in Exhibit III regarding recoveries available to creditors under the Plan, the Liquidating Trust will have sufficient assets to accomplish its tasks under the Plan. Therefore, the Debtors believe that their liquidation pursuant to the Plan will meet the feasibility requirements of the Bankruptcy Code.

6.	Best Interests Test; Liquidation Analysis

Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan is in the best interests of each holder of a Claim or Interest in any such impaired Class who has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the “best interests” test requires that the Bankruptcy Court find that the Plan provides to each member of such impaired Class a recovery on account of the member’s Claim or Interest that has a value, as of the Effective Date, at least equal to the value of the distribution that each such member would receive if the applicable Debtor or Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

Because the Plan proposes a liquidation of all the Debtors’ assets, the Debtors have analyzed factors that will impact recoveries (the “Recoveries”) available to creditors in each scenario. These factors include professionals fees and expenses, asset disposition expenses, applicable Taxes, potential Claims arising during the pendency of the Plan or chapter 7 case and trustee fees and expenses.

The information contained in Exhibit III hereto provides a summary of the Recoveries under the Plan and in a chapter 7 liquidation.

In summary, the Debtors believe that a chapter 7 liquidation would result in diminution in the Recoveries to be realized by holders of Claims, as compared to the proposed Distributions under the Plan. Consequently, the Debtors believe that the Plan will provide a greater ultimate return to holders of Claims than would a chapter 7 liquidation of the Debtors.

7.	Compliance with Applicable Provisions of the Bankruptcy Code

Section 1129(a)(1) of the Bankruptcy Code requires that the Plan comply with the applicable provisions of the Bankruptcy Code. The Debtors have considered each of these issues in the development of the Plan and believe that the Plan complies with all provisions of the Bankruptcy Code.

8.	Alternatives to Confirmation and Consummation of the Plan

The Debtors have evaluated alternatives to the Plan, including alternative structures and terms of the Plan. While the Debtors have concluded that the Plan is the best alternative and will maximize recoveries by holders of Claims, if the Plan is not confirmed, the Debtors, individually or collectively, or (subject to the Debtors’ exclusive periods under the Bankruptcy Code to File and solicit acceptances of a plan or plans) any other party in interest in the Bankruptcy Cases could attempt to formulate and propose a different plan. Further, if no plan under chapter 11 of the Bankruptcy Code can be confirmed, the Bankruptcy Cases may be converted to chapter 7 cases. In a liquidation case under chapter 7 of the Bankruptcy Code, a trustee would be appointed to liquidate the remaining assets of each Debtor and distribute proceeds to creditors. The proceeds of the liquidation would be distributed to the respective creditors of the Debtors in accordance with the priorities established by the Bankruptcy Code. For further discussion of the potential impact on the Debtors of the conversion of the Bankruptcy Cases to chapter 7 liquidations, see Section I.C.6. The Debtors believe that Confirmation and consummation of the Plan is preferable to the available alternatives.

D.	Conditions Precedent to Confirmation and Consummation of the Plan

1.	Conditions to Confirmation

The following shall be conditions to Confirmation unless such conditions shall have been duly waived pursuant to Section VIII.C. of the Plan:

a. The Confirmation Order shall have been entered by the Bankruptcy Court and shall be reasonably acceptable in form and substance to the Debtors, the SCP Secured Parties, the Creditors’ Committee and, solely to the extent related to the Dispute, the DIP Facility Claims (including the Contingent Indemnification Claims) or the SCP Adversary Proceeding, the Pre-Petition ABL Agent and the First Out Lenders.

b. The Plan will not have been materially amended, altered or modified from the Plan dated as of August 10, 2015 except as permitted by Section XI.B. of the Plan.

c. All Plan Exhibits are in form and substance reasonably satisfactory to the Debtors, the SCP Secured Parties and, the Creditors’ Committee and, solely to the extent related to the Dispute, the DIP Facility Claims (including the Contingent Indemnification Claims) or the SCP Adversary Proceeding, the Pre-Petition ABL Agent and the First Out Lenders.

2.	Conditions to the Effective Date

The Effective Date shall not occur and the Plan shall not be consummated unless and until each of the following conditions has been satisfied or duly waived pursuant to Section VIII.C. of the Plan:

a. The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) in form and substance reasonably acceptable to the Debtors, the SCP Secured Parties, the Creditors’ Committee and, solely to the extent related to the Dispute, the DIP Facility Claims (including the Contingent Indemnification Claims) or the SCP Adversary Proceeding, the Pre-Petition ABL Agent and the First Out Lenders, approving and authorizing the Debtors and the Liquidating Trustee to take all actions necessary or appropriate to effectuate, implement and consummate the Plan, including the execution, delivery and performance of contracts, instruments, releases and other agreements or documents created in connection with the Plan.

b. The Confirmation Order has become a Final Order.

c. The Liquidating Trust Agreement has been executed and the Liquidating Trust has been established.

3.	Waiver of Conditions to Confirmation or the Effective Date

The conditions to Confirmation set forth in Section VIII.A. of the Plan and the conditions to the Effective Date set forth in Section VIII.B. of the Plan may be waived in whole or part in writing by the Debtors, subject to the consent of the Creditors’ Committee, the SCP Secured Parties and, solely to the extent related to the Dispute, the DIP Facility Claims (including the Contingent Indemnification Claims) or the SCP Adversary Proceeding, the Pre-Petition ABL Agent and the First Out Lenders, at any time without an order of the Bankruptcy Court. Confirmation and the Effective Date will occur irrespective of whether any claims allowance process or related litigation has been completed.

4.	Effect of Nonoccurrence of Conditions to the Effective Date

If each of the conditions to the Effective Date is not satisfied in accordance with Section VIII.B. of the Plan or duly waived in accordance with Section VIII.C. of the Plan, then upon motion by the Debtors made before the time that each of such conditions has been satisfied or duly waived and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order shall be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is either satisfied or duly waived before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section VIII.D. of the Plan, (1) the Plan shall be null and void in all respects, including with respect to the discharge of Claims; and (2) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims by or against, or any Interest in, the Debtors or (b) prejudice in any manner the rights, including any claims or defenses, of the Parties or any other party in interest.

E.	Substantive Consolidation of the Debtors

The Plan will serve as a motion seeking entry of an order substantively consolidating the Debtors. Unless an objection to such substantive consolidation is made in writing by any creditor or claimant affected by such substantive consolidation by the Objection Deadline, the order granting the substantive consolidation of the Debtors (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing.

II.	HISTORY OF THE DEBTORS

A.	Debtors’ Historical Overview

RadioShack has been a significant part of the American retail landscape for over 90 years. Its name, borrowed from the small wooden structure on ships that housed the radio equipment, is an iconic brand that is widely recognized by consumers around the world.

RadioShack’s roots trace back to two companies started in 1919 and 1921, respectively. The Hinckley-Tandy Leather Company (“Tandy”), a supplier of leather shoe parts to shoe repair shops, which was founded in Fort Worth, Texas in 1919, and RadioShack, a retail store and mail-order operation that served the needs of radio officers aboard ships, which was founded in Boston, Massachusetts in 1921. Both companies expanded and prospered in the decades thereafter, and Tandy, later renamed Tandy Corporation, acquired RadioShack in 1963. Tandy ultimately changed its name to RadioShack Corporation in 2000.

RadioShack has remained an enduring brand since its founding in 1921. RadioShack sold its first all-electronic calculator in 1972, it sold the first mass-marketed fully assembled personal computer with an operating system created by Bill Gates in 1977, it sold the computer industry’s first laptop in 1983, and it sold its first mobile phone in 1984.

As of the Petition Date, RadioShack had more than 21,000 employees and a vast retail network that included more than 4,400 company-operated stores across the United States, Mexico and Asia, and more than 1,100 dealer/franchise stores worldwide.

RadioShack, which is headquartered in Fort Worth, Texas, is the ultimate parent company for the Debtors and eight non-debtor affiliates (collectively, the “Non-Debtor Affiliates,” and collectively with the Debtors, the “Company”).

B.	Description of the Debtors’ Business as of the Petition Date

1.	Retail Operations

a.	U.S. Company-Operated Stores

As of December 31, 2014, RadioShack operated more than 4,100 company-operated stores under the RadioShack brand throughout the United States, as well as Puerto Rico and the U.S. Virgin Islands. These stores were located in strip centers and major shopping malls, as well as individual storefronts. Each location carried a broad assortment of third party branded and private label products.

b.	Dealer Outlets

In addition to its company-operated locations, on the Petition Date RadioShack also had a network of more than 1,100 RadioShack dealer-franchise outlets located throughout the United States, Mexico and Asia. The North American outlets offered branded and private label products and services, typically to smaller communities. These independent dealers were often engaged in other retail operations and augmented their businesses with RadioShack’s product and service offerings.

c.	RadioShack de Mexico

On the Petition Date, RadioShack’s retail operations in Mexico included more than 250 company-owned stores and five dealer outlets. RadioShack’s Mexico operations were run through Non-Debtor Affiliates that were wholly owned by RadioShack.

d.	Businesses

As of the Petition Date, RadioShack’s principal operations consisted of two platforms: mobility and retail. The mobility platform included wireless handsets, e-readers, and tablet devices, together with associated wireless service plans. The Company’s retail platform included other consumer electronics product categories and related accessories, batteries, other power products, and technical products.

e.	Radioshack.com

In addition to its retail store locations, RadioShack sold products and provided information to its customers through its website at http://www.radioshack.com. Online customers could purchase, return, and exchange certain products through its website, and customers could pick up, exchange, and return items purchased through the website at RadioShack stores.

2.	Support Operations

a.	Distribution Centers

As of the Petition Date, RadioShack owned three distribution centers that shipped products to U.S. retail locations and dealer outlets. These distribution centers were located in Fort Worth, Texas; Woodland, California; and Hagerstown, Maryland. In addition to supporting U.S. retail stores, RadioShack’s Fort Worth distribution center served as a fulfillment center for online customers and a distribution center for fixtures to U.S. and Mexico company-operated stores.

b.	Global Sourcing

On the Petition Date, RadioShack operated a centralized product development and sourcing organization that included three offices in Asia, located in Taiwan, Hong Kong, and Shenzhen, China. The global sourcing group’s activities included private brand strategy, product management, cost negotiation, vendor management, production monitoring, quality control, on time delivery and compliance. The group’s operations in Asia were owned by certain Non-Debtor Affiliates.

3.	Employees

As of the Petition Date, the Debtors had approximately 21,000 full and part-time hourly and salaried employees, most of whom were located in the United States and Puerto Rico. The Debtors’ employees are not subject to any collective bargaining agreements.

4.	RadioShack Properties

The Debtors’ headquarters and retail stores were leased while the distribution centers were owned. As of the Petition Date, the aggregate monthly rent due under the leases (collectively, the “Leases”) was approximately $21 million.

The Debtors’ retail store Leases generally had initial terms ranging from one to 10 years with varying options to extend. As of the Petition Date, the average unexpired term under the Debtors’ existing store Leases in the United States was 2.3 years prior to the exercise of any renewal or extension options. As of the Petition Date, the Debtors owed approximately $30 million in unpaid current lease obligations.

C.	The Debtors’ Capital Structure As of the Petition Date

1.	2013 Credit Agreement

In light of substantial losses that the Debtors incurred beginning in 2012, in mid-2013 RadioShack retained AlixPartners LLP (“AlixPartners”) and Peter J. Solomon Company (“PJS”) to assist in developing a turnaround plan and arrange replacement and additional financing. Following an extensive process involving soliciting proposals from many potential financing sources, in December 2013, RadioShack entered into a five-year, $585 million asset-based credit agreement (the “2013 Credit Agreement”) with a group of lenders, including General Electric Capital Corporation (“GE Capital”) as administrative and collateral agent. The 2013 Credit Agreement originally consisted of a $535 million asset-based revolving credit line and a $50 million asset-based term loan.

On October 3, 2014, the lenders under the 2013 Credit Agreement sold all their interests therein to General Retail Holdings L.P. (“GRH”) and General Retail Funding LLC (“GRF”). On the same date that the sale of the lenders’ interests in the 2013 Credit Agreement occurred, the Debtors entered into a First Amendment to the 2013 Credit Agreement with the new lenders and Cantor Fitzgerald Securities LLC as successor to GE Capital as administrative and collateral agent. The First Amendment subdivided the $535 million revolving credit line into (a) a facility of outstanding revolving loans that were converted into term loans in an aggregate principal amount of up to $275 million; (b) a letter of credit facility in an aggregate principal amount of up to $120 million; and (c) a facility available solely for revolving loans in an aggregate principal amount of up to $140 million. The First Amendment also included an agreement among the parties to release certain discretionary borrowing base reserves and restore the methods used to calculate the borrowing base to those used in December 2013. These changes together improved the Debtors’ liquidity by approximately $140 million.

Obligations under the 2013 Credit Agreement are guaranteed by all of RadioShack’s wholly-owned domestic subsidiaries other than Trade and Save LLC, RS Ig Holdings Incorporated, and RSIgnite, LLC (collectively, the “Debtor Guarantors”). The 2013 Credit Agreement is secured by a lien on substantially all the assets of RadioShack and the Debtor Guarantors, including a first priority lien on current assets, and a second priority lien on fixed assets, intellectual property and the equity interests of certain direct and indirect subsidiaries.

As of the Petition Date, there was approximately $250 million in aggregate principal amount outstanding under the 2013 Credit Agreement.

2.	2013 Term Loan

Contemporaneously with the entry into the 2013 Credit Agreement in December 2013, RadioShack borrowed $250 million, due in December 2018, under a term loan agreement (the “2013 Term Loan”) with certain funds managed by Salus Capital Partners, LLC (“Salus”) and Cerberus Capital Management (“Cerberus”), with Salus in the capacity of administrative and collateral agent. Obligations under the 2013 Term Loan are guaranteed by RadioShack and the Debtor Guarantors. The 2013 Term Loan is secured on a second priority basis by current assets and by a first priority lien on fixed assets, intellectual property and equity interests of certain direct and indirect subsidiaries. As of the Petition Date, there was approximately $250 million in aggregate principal amount outstanding under the 2013 Term Loan.

3.	2019 Notes

On May 3, 2011, RadioShack sold $325 million aggregate principal amount of 6.75% senior unsecured notes due May 15, 2019 (the “2019 Notes”), with Wilmington Trust, National Association acting as indenture trustee (the “Indenture Trustee”). The obligation to pay principal and interest on the 2019 Notes is jointly and severally guaranteed on a full and unconditional basis by all of RadioShack’s wholly-owned domestic subsidiaries, except Trade and Save LLC. Interest at a fixed rate of 6.75% per year is payable semiannually, in arrears, on May 15 and November 15 of each year. As of the Petition Date, there was approximately $330 million in aggregate principal and interest outstanding under the 2019 Notes.

4.	Trade Debt

As a retailer with more than 4,100 stores in the United States, the Debtors purchased inventory from thousands of vendors located throughout the world. The Debtors purchased merchandise and inventory under normal purchase commitments in the ordinary course of business. The Debtors’ commitments for purchasing merchandise generally did not extend beyond six months and could be cancelled several weeks prior to the vendor shipping the merchandise. As of the retail month ending December 2014, the Debtors owed approximately $124 million for merchandise and other unsecured obligations for goods and services.

5.	Common Stock

RadioShack is a public company with one class of common stock issued and outstanding. As of January 1, 2015, approximately 100 million shares of RadioShack common stock were issued and outstanding. RadioShack’s common stock traded on The New York Stock Exchange (the “NYSE”) under the symbol “RSH.”

Due to declines in the trading values of its shares, RadioShack disclosed in 2014 that its shares could cease to be traded on the NYSE. On February 2, 2015, the NYSE suspended trading in RadioShack’s common stock and began actions to delist the shares.

On March 12, 2015 RadioShack issued a press release stating that it believed that RadioShack common stock had no value. RadioShack reiterated this belief in a press release issued on April 2, 2015.

D.	Pre-Filing Financial Performance and Events Leading up to the Debtors’ Chapter 11 Filings

1.	The Company’s Pre-Filing Performance

Over the three years prior to the filing of the Bankruptcy Cases, the Company’s revenues steadily declined. The Company faced increasing competition in the consumer electronics industry, including stiff competition by on-line retailers, and fundamental changes in its mobility business. For the fiscal year ending December 31, 2013, the Company generated revenues of approximately $3.4 billion but incurred net operating losses of approximately $344 million compared to revenues of $3.8 billion and a net operating loss of $25 million the prior year.

Despite numerous initiatives and extensive work by management and RadioShack’s financial advisors, the Company’s performance continued to suffer in 2014. The main drivers of this declining performance were changes in the consumer electronics industry, particularly changes in the postpaid mobility business. For example, while total sales for the third quarter of 2014 declined 16.1% year over year, including a comparable store sales decline of 13.4%, the Company’s retail business—the non-mobility portion of the Company that represents approximately half of RadioShack’s revenues—was down only 2% for the 13 week period ending November 1, 2014 on a comparable store basis.

2.	The Company’s Pre-Filing Turnaround and Restructuring Efforts

In order to improve the Company’s profitability, RadioShack focused on three overarching operational imperatives: (a) reducing costs; (b) driving growth and profitability through RadioShack’s retail platform; and (c) stabilizing and ultimately returning RadioShack’s mobility business to profitability.

To address the first objective, reducing costs, the Company implemented a number of cost reduction initiatives designed to save more than $400 million annually. These initiatives included a range of cost reductions related to RadioShack’s headquarters, field stores, and store support to improve operational efficiency, as well as targeted store closures. To this end, in the year prior to the Petition Date, the Company closed approximately 400 stores and reduced staffing by approximately 19% for the fiscal year ending on January 31, 2015. In addition, the Company curtailed delivery of and consolidated inventory a few months prior to the Petition Date in preparation for the closure of additional stores. The Debtors were unable to close a substantial number of additional stores because of an inability to reach agreement with certain lenders.

In order to address the second objective, driving growth and profitability through RadioShack’s retail platform, the Company made improvements to certain of its U.S. company-owned stores. This included the creation of approximately 100 concept and brand statement stores, which featured bright, completely redesigned interiors and new exterior signage featuring the Company’s new look, and incorporate interactive areas designed to help shoppers improve their technology profile. The Company also completed a major reset of 2,000 locations with brighter, updated interiors including new paint and merchandising. All stores completed a product refresh during the same period, creating a cleaner shopping environment and expanded room for must-have products.

Finally, in order to address the third objective, returning the mobility business to profitability, RadioShack engaged in discussions to restructure its relationships with wireless carriers. Among other efforts, in the third quarter of 2014, the Company engaged in discussions with a major wireless carrier to recapitalize and revitalize the Company. While these discussions did not lead to an agreement, RadioShack later initiated negotiations with Sprint, which are discussed in Section II.D.2, that resulted in an agreement pursuant to which Sprint would establish co-branded stores for the sale of retail products, warranties, services, and accessories of the type currently sold by the Debtors, together with Sprint mobile devices, including mobile handsets, tablets, and mobile broadband devices. This agreement was made available to potential purchasers of the Debtors’ assets and ultimately was included in the successful bid for a substantial portion of the Debtors’ assets, which was approved by the Bankruptcy Court. See Section II.D.2.

Throughout the time these efforts to improve the Debtors’ operations were underway, the Company, with the active assistance of independent financial advisors, also solicited potential strategic or financial transactions with a variety of parties, as well as possible financing or refinancing transactions. These efforts continued on a substantially continuous basis from the second half of 2013 through September 2014. Among the possible transactions pursued were investments and other financial transactions, joint ventures, mergers or sales of the Company (or portions of it), discussions with existing creditors relating to possible recapitalizations, including but not limited to Standard General L.P. (“Standard General”), and, as described above, major store closure programs. These efforts intensified in the second and third calendar quarters of 2014, and ultimately resulted in the transaction announced on October 3, 2014 involving Standard General and other parties.

3.	Recapitalization and Investment Agreement

As described above, on October 3, 2014, GRH and GRF, affiliates of Standard General, purchased the interests of the then-existing lenders under the 2013 Credit Agreement and entered into the First Amendment to the 2013 Credit Agreement with the Company that improved the Company’s liquidity. At the same time, the Company entered into an agreement (the “Recapitalization and Investment Agreement”) with GRH, which provided for a rights offering to RadioShack’s shareholders and the issuance of equity to GRH, primarily in exchange for the right to receive $120 million of cash collateral posted by GRH to secure letters of credit issued under the 2013 Credit Agreement (the “Equity Conversion”). The rights offering and the Equity Conversion were scheduled to occur in the first quarter of 2015 provided that certain conditions were satisfied. Those conditions were ultimately not met.

4.	Events Leading to the Filing of the Bankruptcy Cases

Despite the Company’s multi-faceted pre-petition efforts to improve operations, reduce costs, close underperforming stores, improve liquidity, lower debt, and recapitalize, the Company’s liquidity continued to deteriorate. The continuing loss of liquidity was largely the result of (a) an erosion in vendor confidence; (b) an inability to fully implement a large-scale store closure program; (c) the fundamental changes in the mobility market; and (d) the Company’s 2014 holiday season results.

Because RadioShack was required to file reports with the Securities and Exchange Commission, RadioShack’s operating losses were well documented, which caused many vendors to alter their relationships with the Company to the Company’s detriment. Specifically, merchandise vendors reduced or declined to extend trade credit and/or offered less favorable payment terms. In many instances, the Company was required to provide letters of credit or pay cash in advance. These developments made it more difficult to sustain adequate product inventory and other store supply levels.

In addition, credit available under the 2013 Credit Agreement was severely constrained. First, in order to pay vendors, the Company was forced to make payments, in part, through borrowings under the 2013 Credit Agreement. Second, due to the loss of trade credit and the proliferation of unfavorable payment terms, the Company was unable to purchase the same levels of inventory, which ultimately reduced the borrowing base under the 2013 Credit Agreement. Third, as discussed above, the Company has been unable to implement a comprehensive store closure program to stem operating losses generated by underperforming stores.

Finally, changes in the mobility side of RadioShack’s business created significant challenges for the Company over the past several years. First, because the post-paid mobility market is saturated, growth in new wireless subscribers stalled, resulting in increased competition among wireless providers for existing subscribers. This increased competition resulted in price wars among carriers that ultimately reduced margins for third party retailers, including RadioShack. Second, wireless carriers expanded their own retail footprints, which directly competed with RadioShack. These wireless providers often offered the most current plans and offers exclusively in their own retail stores, which hampered RadioShack’s ability to compete on equal footing in the market.

Based on all these factors, which led to the Debtors’ failure to satisfy the conditions in the Recapitalization and Investment Agreement, the Debtors ultimately reached the point where they had no alternative but to seek chapter 11 protection.

III.	EVENTS DURING BANKRUPTCY CASES

A.	Commencement of the Bankruptcy Cases

On February 5, 2015, the Debtors each commenced a reorganization case by filing a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Bankruptcy Cases were assigned to U.S. Bankruptcy Judge Brendan L. Shannon.

B.	First Day Relief

On the Petition Date, the Debtors filed a number of motions seeking typical “first-day” relief in chapter 11 cases (collectively, the “First Day Motions”) as well as a declaration in support thereof. The purpose of these motions was to stabilize the Debtors’ business in the initial days of these Bankruptcy Cases, and permit them to immediately commence store closing sales at certain of their stores.

In particular, the First Day Motions sought authority to: (1) administer the Bankruptcy Cases jointly for procedural purposes; (2) maintain certain customer programs and honor related pre-petition obligations to the Debtors’ customers; (3) assume a consulting agreement with certain liquidators and conduct store closing sales at certain of the Debtors’ stores; (4) pay certain pre-petition employee wages, benefits and related items; (5) continue use of the Debtors’ cash management system; (6) pay certain pre-petition claims held by the Debtors’ warehousemen and freight carriers; (7) pay certain pre-petition taxes; (8) establish notice and sell-down procedures for trading in claims against the Debtors’ estates; (9) establish adequate assurance procedures with respect to the Debtors’ utility providers; (10) continue the Debtors’ insurance programs and pay related obligations; (11) appoint a claims noticing agent; and (12) file a consolidated list of creditors. The Bankruptcy Court for the most part granted the relief sought in the First Day Motions.

C.	Debtor in Possession Financing Facility

On the Petition Date, the Debtors requested authority to obtain postpetition financing (the “DIP Facility”) from certain of their existing lenders (the “DIP Lenders”) and to utilize cash collateral (the “DIP Financing Motion”). On February 10, 2015, the Bankruptcy Court entered an interim order authorizing certain relief requested in the DIP Financing Motion. On March 12, 2015, the Bankruptcy Court entered a final order (i) authorizing the Debtors to obtain financing and utilize cash collateral; (ii) granting adequate protection; (iii) modifying the automatic stay; and (iv) granting related relief (the “Final DIP Order”). The Final DIP Order, among other things, approved a senior secured superpriority credit facility in an aggregate principal amount up to $285,334,031, comprised of (a) up to $20,000,000 in respect of new money funding; (b) letter of credit obligations not to exceed $15,000,000; and (c) a dollar-for-dollar roll-up of up to $250,334,031 in respect of outstanding loan and letter of credit and related obligations under the ABL Facility (as defined in the Final DIP Order).

Pursuant to the DIP Support Agreement, Salus and Salus CLO 2012-1, Ltd. (together, the “Salus Lenders”) agreed to support the DIP Facility. The DIP Support Agreement also provides, among other things, that the Salus Lenders shall not contest the subordination of the SCP Agent’s liens to a separate carve-out reserve of up to $39 million to pay certain professional fees and expenses and Administrative Claims.

D.	Initial Sale of Assets

1.	The Store Closing Sales

On the Petition Date, the Debtors filed an emergency motion with the Bankruptcy Court seeking authority to, among other things, assume an agreement with certain consultants to conduct store closing sales at approximately 2,100 of the Debtors’ stores. Pursuant to orders entered on February 6 and 20, 2015, the Bankruptcy Court approved the assumption of the consulting agreement and the continuation of the store closing sales. During the Bankruptcy Cases, the Debtors have conducted numerous store closing sales. As of the date of the filing of this Disclosure Statement, the Debtors have completed all of their store closing sales.

2.	The Going Concern and Other Sales

At the outset of the Bankruptcy Cases, the Debtors sought, and on March 9, 2015 obtained, Bankruptcy Court approval of a process, to move forward in parallel with their store closing sales, to market and sell the balance of the Debtors’ business and assets through a section 363 asset sale process. In particular, the Bankruptcy Court authorized the Debtors to enter into a stalking horse asset purchase agreement with General Wireless Inc. (“General Wireless”), an acquisition entity formed by Standard General, and approved procedures to solicit bids for most of the Debtors’ assets, in either a going concern transaction or a liquidation transaction. Pursuant to the bidding procedures, (a) bids were due on March 17, 2015, (b) an auction was scheduled to commence on March 23, 2015 and (c) a hearing to approve the sale of the assets was scheduled for March 26, 2015.

Pursuant to the bidding procedures, the Debtors conducted an auction that spanned four days. At the conclusion of the auction, the Debtors selected five separate bidders as the winning bidders for the Debtors’ assets. General Wireless was selected as the winning bidder for the majority of the Debtors’ remaining assets. The General Wireless bid, which contemplated the continuation of the Debtors’ operations as a going concern, proposed to purchase, among other things, more than 1,700 store leases, the inventory and fixtures at those stores and certain other assets. The bid did not include the RadioShack trade name, RadioShack’s customer data, the dealer-franchise global sourcing operations, or real property owned by the Debtors. The General Wireless bid included the strategic alliance agreement negotiated with Sprint pursuant to which Sprint and General Wireless would establish co-branded stores for the sale of products, warranties, services and accessories of the type that was sold by RadioShack as of the Petition Date and Sprint mobile devices. In connection with the bid, RadioShack agreed to enter into the TSA, which is described in Section III.K. The value of General Wireless’s bid, which included a credit bid of claims of certain lenders under the DIP Credit Agreement, was approximately $150 million.

On April 1, 2015, the Bankruptcy Court entered an order approving the sale to General Wireless, which closed on that same day. The sale was approved over certain objections by creditors, including by some of the Debtors’ lenders. To resolve the objections of the First Out Lenders to the sale to General Wireless, the sale order provided that, as adequate protection for any secured indemnification claims of the First Out Lenders and the DIP Agent under the Pre-Petition ABL Credit Agreement or the DIP Credit Agreement, the Debtors were required to fund two cash collateral reserves: (a) a $5 million reserve to reimburse the reasonable fees and expenses of the First Out Lenders and the DIP Agent that would otherwise be payable under Section 9.5 of the DIP Credit Agreement; and (b) a $7 million reserve to reimburse valid indemnification claims of the First Out Lenders and the DIP Agent as provided in the DIP Credit Agreement, including without limitation Sections 9.6 and 8.10(b)(iii) of the DIP Credit Agreement.

Second, the Debtors selected Office Depot de México, S.A. de C.V. (“Office Depot de México”) as the successful bidder for certain of the Debtors’ Mexican assets, including the equity interests in the Debtors’ Mexican subsidiaries and intellectual property related thereto for a purchase price of $31,846,500 plus the assumption of certain liabilities. On April 7, 2015, the Bankruptcy Court entered an order authorizing the sale of the Mexican assets to Office Depot de México. This sale closed on June 18, 2015.

Third, the Debtors selected Regal Forest Holding Co. Ltd. (“Regal”) as the successful bidder for certain of the Debtors’ intellectual property assets in Latin America for a purchase price of $5,000,000 plus the assumption of certain liabilities. On April 14, 2015, the Bankruptcy Court entered an order approving the sale of the Latin American assets to Regal. This sale closed on April 16, 2015.

Fourth, the Debtors selected Delta RS for Trading (“Delta”) as the successful bidder for certain of the Debtors’ intellectual property assets in the Middle East for a purchase price of $1,500,000 plus the assumption of certain liabilities. On April 7, 215, the Bankruptcy Court entered an order approving the sale of the Middle East assets to Delta. This sale closed on May 8, 2015.

Finally, the Debtors selected KPI Concepts Incorporated (“KPI”) as the successful bidder for certain of the Debtors’ assets related to its AntennaCraft business for a purchase price of $690,000 plus the assumption of certain liabilities. On April 14, 2015, the Bankruptcy Court entered an order approving the sale of the AntennaCraft assets to KPI, which sale has closed.

3.	The Nonresidential Real Property Lease Sales

On February 12, 2015, the Debtors filed a motion seeking, among other things, approval of certain procedures for the bidding and auction of certain of the their unexpired, nonresidential real property leases. On that same day, the Bankruptcy Court entered an order approving the bid procedures, scheduling an auction on February 25, 2015 and establishing February 27, 2015 as the hearing date for the Bankruptcy Court to consider the approval of the sale of the Debtors’ unexpired, nonresidential real property leases. Pursuant to these procedures, the Debtors received one bid for the lease designation rights to 163 nonresidential real property leases, six bids for certain of the leases and approximately 37 lease termination agreements from lease counterparties.

Beginning on February 27, 2015, the Bankruptcy Court entered multiple orders approving the sale or termination of multiple of the Debtors’ unexpired nonresidential real property leases. In particular, the Bankruptcy Court authorized (a) the sale of lease designation rights related to 163 nonresidential real property leases to Spring Communications Holding, Inc.; (b) the assumption and assignment of certain of the leases to three separate bidders; and (c) the Debtors’ entry into 22 lease termination agreements. In total, these transactions generated in excess of $2.6 million for the Debtors’ estates.

On March 3, 2015, the Debtors filed a second motion seeking, among other things, approval of certain procedures for the bidding and auction of the unexpired, nonresidential real property leases that were subject to the Initial Lease Sale Motion, but for which the Debtors had not received a bid. On March 12, 2015, the Bankruptcy Court entered an order approving the bid procedures and scheduling an auction and sale hearing date. Pursuant to the procedures, the Debtors received seven qualified bids. Because the Debtors did not receive multiple qualifying bids on any particular lease, the Debtors cancelled the auction. The Bankruptcy Court ultimately entered several orders approving the assumption and assignment of five leases to three third-party purchasers for aggregate consideration in excess of $211,000.

On April 7, 2015, the Debtors filed a third motion seeking to implement a process similar to that implemented in the Initial Lease Sale Motion and the Round Two Lease Sale Motion to obtain value for certain additional nonresidential real property leases. On April 28, 2015, the Bankruptcy Court entered an order approving bid and sale procedures and scheduling an auction and sale hearing in connection with respect to these leases. Pursuant to the procedures, the Debtors received qualified bids on 29 leases and conducted an auction on May 14, 2015. The Bankruptcy Court ultimately entered several orders approving the assumption and assignment or termination of numerous leases, for aggregate consideration in excess of $500,000.

E.	Lease Rejection Procedures

On the Petition Date, the Debtors were parties to thousands of nonresidential real property leases. In order to streamline the rejection process for leases, eliminate unnecessary administrative burdens and conserve resources, the Debtors filed a motion seeking to establish procedures for the rejection of certain leases. On February 20, 2015, the Bankruptcy Court entered an order establishing lease rejection procedures (the “Lease Rejection Order”). Among other things, these procedures permitted the Debtors to send notices of lease rejections to up to 100 counterparties at a time, and provided that any objections must be filed within 14 days of such notices.

F.	Key Employee Incentive Plan and Key Employee Retention Plan

On March 4, 2015, the Bankruptcy Court entered an order approving the Debtors’ key employee incentive plan (the “KEIP”) and the key employee retention plan (the “KERP”). Pursuant to the KEIP, the Debtors are authorized to make payments in a maximum amount of $1.5 million to the Debtors’ key executives for the purpose of incentivizing them to assist in the Debtors’ asset sales and continued operations. Pursuant to the KERP, the Debtors received authority to pay up to $1 million in retention payments to current employees for the purpose of encouraging them to remain with the Debtors during their asset sales and the subsequent wind-down of their estates.

G.	Injunction Enjoining Parties from Pursing Claims Against Directors and Officers

On February 6, 2015, the Debtors filed a complaint and a motion (together, the “Debtors’ 105 Motion”) for injunctive relief extending and applying the automatic stay to the Debtors’ directors and officers.2 Specifically, the Debtors’ 105 Motion requested an order prohibiting and enjoining the plaintiffs in the litigation captioned In re 2014 RadioShack ERISA Litigation, Civil Action No. 4:14-cv-959-0 (the “401(k) Action”) pending in the United States District Court for the Northern District of Texas from continuing to prosecute the 401(k) Action. On March 17, 2015, the Bankruptcy Court entered an agreed order between the Debtors and the plaintiffs in the 401(k) Action for 60 days. The parties later amended the agreed order, extending the injunction through July 15, 2015, and providing that it terminated on July 15, 2015.

[2]	The adversary proceeding is styled RadioShack Corporation v. Manoj P. Singh, Jeffrey Snyder, William A. Gerhart, Case No. 15-50181 (BLS) (Bankr. D. Del.).

H.	Appointment of the Creditors’ Committee

On February 13, 2015, the U.S. Trustee appointed the Creditors’ Committee pursuant to section 1102 of the Bankruptcy Code. The current members of the Creditors’ Committee are: Wilmington Trust, National Association; Martin Moad; AT&T Corp.; GGP Limited Partnership; Simon Property Group, Inc.; Tracfone Wireless, Inc.; and National Distribution Warehouse, Inc. Counsel for the Creditors’ Committee are as follows:

Susheel Kirpalani

Benjamin Finestone

QUINN EMANUEL URQUHART OLIVER HEDGES LLP

51 Madison Avenue, 22nd Floor

New York, NY 10010

212-849-7000

212-849-7100 (fax)

susheelkirpalani@quinnmanuel.com benjaminfinestone@quinnemanuel.com

Jay R. Indyke

Cathy Hershcopf

Richard S. Kanowitz

Cooley LLP

1114 Avenue of the Americas

New York, NY 10036

212-479-6000

212-479-6275 (fax)

jindyke@cooley.com

chershcopf@cooley.com

rkanowitz@cooley.com

Christopher M. Samis WHITEFORD TAYLOR & PRESTON LLC The Renaissance Centre 405 North King Street, Suite 500 Wilmington, DE 19801 302-357-3266 302-357-3288 (fax) csamis@wtplaw.com

I.	Filing of Schedules and Setting of Bar Dates

On March 16, 2015, the Debtors filed their Schedules identifying the assets and liabilities of their Estates. Subsequently, on May 21, 2015, the Bankruptcy Court entered an order (the “Bar Date Order”) establishing the following Bar Dates for filing of proofs of claim in the Bankruptcy Cases: (i) June 22, 2015, as the date on which certain priority and administrative claims were required to be filed; (ii) July 10, 2015, as the date pre-petition claims, except for Gift Card Claims and claims under section 507 of the Bankruptcy Code, must be filed; and (iii) August 4, 2015 as the date claims of governmental units must be filed.3 In accordance with the Bar Date Order, written notice of the Bar Dates and claim forms were mailed to, among others, all known claimants holding actual or potential Claims impacted by the Bar Date Order.

As of the applicable Bar Dates, claims were filed in the following approximate amounts: $23 million in administrative claims; $154 million in priority claims; and $61 billion in general unsecured claims. The Debtors are still reconciling these amounts, and they believe that these numbers include duplicative and otherwise invalid claims.

[3]

Additionally, the Bar Date Order provided that: (a) claims arising out of the rejection of an executory contract or unexpired lease must be filed by the later of July 10, 2015 or 30 days after the entry of an order providing the rejection of such executory contract; and (b) if the Debtors’ amend their Schedules, affected entities that dispute such changes must file claims by the later of July 10, 2015 or 30 days after such amendment.

J.	Subsequent Sales

1.	The Sale of U.S. Intellectual Property, Customer Data and Global Sourcing

On April 10, 2015, the Debtors filed a combined motion to establish bidding procedures and approve the sale of the Debtors’ global sourcing group, RadioShack’s remaining intellectual property assets, including the United States trademarks, the Debtors’ franchise and dealer network and infrastructure, and customer data (collectively, the “IP Assets”). On April 30, 2015, the Bankruptcy Court entered an order that, among other things, adopted certain bidding procedures for the sale of the IP Assets, established May 6, 2015 as the deadline for submitted bids on the IP Assets and May 11, 2015 as the auction date and scheduled a hearing to consider the sale of the IP Assets for May 20, 2015. The auction of the IP Sale Assets occurred on May 11 and 12, 2015, and General Wireless Operations Inc. (“GW Operations”), an acquisition entity formed by Standard General, was selected the successful bidder for the U.S. trademarks, sourcing operations and customer data with a bid of $26.2 million.

A number of parties, including attorneys general in Texas and 37 other states, objected to the proposed sale of customer data. Following a daylong mediation session, a deal was reached that resolved the privacy concerns and provided for RadioShack to sell email addresses provided by customers during the past two years as well as certain transaction data. The settlement also provided customers with the right to opt out and restricted GW Operations from selling or sharing any of the customer information with other parties.

On June 4, 2015, the Bankruptcy Court entered an order approving the sale to GW Operations. This sale closed on June 19, 2015.

2.	The Real Property Sales

On May 6, 2015, the Debtors filed a combined motion to establish bidding procedures for, and approve the sale of, their real property. On May 21, 2015, the Bankruptcy Court entered an order approving bid procedures for the real estate, establishing June 8, 2015 as the deadline for submitting bids and scheduling an auction for June 11, 2015 and a sale hearing for June 16, 2015. On May 18, 2014, RadioShack and TE Electronics LP entered into a stalking horse agreement with respect to certain real property located in Texas and California. On May 20, 2015, RadioShack entered into a stalking horse agreement with SK Realty Management LLP with respect to certain real property located at 101 Tandy Drive, Hagerstown, Maryland. Because the Debtors did not receive bids for the real property that, by themselves or collectively, topped either of the stalking horse agreements, the Debtors cancelled the auction in accordance with the Bankruptcy Court’s bidding procedures order. On June 19, 2015, the Bankruptcy Court entered orders approving the sale of the real property to the stalking horse purchasers for approximately $50 million. These sales closed on June 26, 2015.

K.	Transition Services Agreement

In connection with the going concern sale described in Section III.D.2., RadioShack and GW Operations entered into the TSA, which provides for the orderly transition of services from RadioShack to GW Operations following the closing of the going concern sale. Those services include (a) the use of certain RadioShack employees, (b) access to the TSA Contracts, (c) access to certain properties and physical assets, (d) certain distribution services and (e) certain other services, including access to and administration of business licenses, merchant identifications for credit card processing, and regulatory matters (collectively, the “Transition Services”). Depending on the Transition Service, GW Operations is obligated to pay a portion or all of the costs of service. Under the TSA, GW Operations may require RadioShack to provide most of the Transition Services through October 1, 2015 and may require RadioShack to provide Transition Services related to the sourcing business through the end of December 2015.

L.	Rejection of Certain Unexpired Executory Contract and Leases

Over the course of the Bankruptcy Cases, the Debtors have filed over 20 motions, and obtained authority, pursuant to section 365 of the Bankruptcy Code, to reject hundreds of executory contracts and unexpired leases that are no longer necessary to the Debtors.

M.	The Creditors’ Committee’s Discovery

On February 17, 2015, the Creditors’ Committee filed a motion under Bankruptcy Rule 2004 seeking authority to issue subpoenas for the production of documents from, and for depositions of, various parties, including the Debtors’ officers and directors and current and former professionals, on various topics (the “2004 Motion”). The Bankruptcy Court granted the 2004 Motion on March 12, 2015. Subsequently, the Creditors’ Committee issued more than 20 subpoenas and has conducted depositions. The Debtors have produced thousands of pages of documents in response to the Creditors’ Committee’s discovery requests.

N.	The Salus Adversary Proceeding

On March 17, 2015, Salus commencing adversary case number 15-50239 (BLS) in the Bankruptcy Court by filing a complaint (the “Salus Adversary”) against Standard Wireless Inc.; General Wireless Inc.; Standard General L.P.; General Retail Holdings L.P.; General Retail Funding LLC; Litespeed Master Fund, Ltd.; Litespeed Management, L.L.C.; Cantor Fitzgerald Securities LLC; BlueCrest Multi Strategy Credit Master Fund Limited; DW Catalyst Master Fund, Ltd.; DW Value Master Fund, Ltd.; Saba Capital Management, LP; Macquarie Credit Nexus Master Fund Limited; Taconic Opportunity Master Fund L.P.; Taconic Master Fund 1.5 L.P.; T. Rowe Price Associates, Inc.; Mudrick Capital Management, LP.; and John Does #1-50.

As discussed in Section II.C.1., in December 2013, RadioShack entered into the 2013 Credit Agreement. On October 3, 2014, the lenders under the 2013 Credit Agreement sold all their interests therein to certain lenders (collectively, the “New Lenders”). On that same date, the Debtors entered into a First Amendment to the 2013 Credit Agreement with the New Lenders and Cantor Fitzgerald Securities LLC as successor administrative and collateral agent. The First Amendment subdivided the $535 million revolving credit line into: (a) a facility of outstanding revolving loans that were converted into term loans in an aggregate principal amount of up to $275 million (the “Term Out Loans”); (b) a letter of credit facility in an aggregate principal amount of up to $120 million; and (c) a facility available solely for revolving loans in an aggregate principal amount of up to $140 million.

In the Salus Adversary, Salus seeks an order, among other things, (i) awarding specific performance of an intercreditor agreement between the SCP Lenders and the Pre-Petition ABL Lenders and (ii) requiring disgorgement to the SCP Lenders of all payments received by the New Lenders on account of the Term Out Loans. Certain of the defendants have filed motions to dismiss, which remain pending in the Bankruptcy Court. On August 4, 2015, a joint notice of completion of briefing with respect to the motions to dismiss was filed.

O.	The Debtors’ Use of Cash Collateral

The Final DIP Order authorized the use of cash collateral through March 31, 2015, and the DIP Facility terminated on that date. Subsequently, the First Out Lenders and the SCP Secured Parties consented to the use of cash collateral on the terms announced to the Bankruptcy Court at hearings on April 14 and 28, 2015. On May 26, 2015, the Debtors filed a motion seeking approval of a stipulation, among other things, (a) incorporating and extending the terms of the Final DIP Order and (b) authorizing and approving the continued use of cash collateral. On June 5, 2015, the Bankruptcy Court entered an order approving the cash collateral stipulation, which authorized the use of cash collateral until June 27, 2015, in accordance with a cash collateral budget. The Bankruptcy Court subsequently entered an order approving an amendment to the cash collateral stipulation authorizing the use of cash collateral through July 25, 2015. As discussed more fully in Section VI below, on July 24, 2015, the Debtors executed a settlement term sheet with the SCP Secured Parties and the Creditors’ Committee that, among other things, included the consent by the SCP Secured Parties to the use of cash collateral through August 29, 2015. That term sheet has been shared with the First Out Lenders. The parties are currently finalizing a budget, which upon completion, is anticipated to provide the basis for a further cash collateral stipulation through September 2015.

P.	Carrier Agreements

1.	The AT&T Settlement

Prior to the Petition Date, the Debtors and AT&T Mobility, LLC (together with AT&T Corp. and its affiliates, “AT&T”) were parties to the AT&T Strategic Alliance Agreement (the “AT&T Agreement”), which governed the relationship between AT&T and the Debtors with respect to the purchase and sale of AT&T branded wireless devices and plans. The Debtors originally proposed to assume and assign the AT&T Agreement in connection with the going concern sale to General Wireless. However, in response to various informal objections raised by AT&T, and in order to preserve certain rights to payment, the Debtors sought and obtained approval of a settlement with AT&T and General Wireless. Among other terms, the settlement provided that AT&T would purchase up to $10.5 million of inventory from the Debtors, the AT&T Agreement would be deemed terminated, and AT&T would pay the Debtors a $5.5 million termination fee.

2.	The Rejection and Termination of the Verizon Agreement

Prior to the Petition Date, the Debtors were parties to an agreement (the “Verizon Agreement”) with Cellco Partnership d/b/a Verizon Wireless (“Verizon”), which governed the relationship between Verizon and the Debtors with respect to the sale of certain Verizon services and equipment. As part of the liquidation of their assets, the Debtors sought to sell their Verizon-branded cell phones to a third party. Because this bulk sale of Verizon-branded phones was arguably precluded by the terms of the Verizon Agreement, the Debtors sought to obtain the consent of Verizon to the sale. Verizon agreed not to oppose the sale of the phones and not assert a claim against the Debtors’ estates under the Verizon Agreement in respect of the sale so long as the Debtors agreed to reject the Verizon Agreement. Accordingly, the Debtors sought and on May 19, 2015 obtained Bankruptcy Court authorization to reject the Verizon Agreement. The Bankruptcy Court’s order provides that, subsequent to the Debtors’ rejection of the Verizon Agreement, the rejected Verizon Agreement is deemed terminated by Verizon.

3.	The Sprint Settlement

Prior to the Petition Date, the Debtors were parties to a Retailer Agreement and a Distribution Agreement with Sprint Solutions, Inc. (“Sprint”). To settle certain amounts owing between the Debtors and Sprint, including amounts owed under the Retailer Agreement and the Distribution Agreement, the Debtors and Sprint entered into a settlement agreement (the “Sprint Settlement”). The Sprint Settlement provides for, among other things, the payment of $20 million to the Debtors and the termination of the Retailer Agreement and the Distribution Agreement. On June 18, 2015, the Bankruptcy Court entered an order approving the Sprint Settlement.

Q.	Motion to Determine or Estimate the IRS Claims

On May 12, 2015, the Debtors filed a motion for entry of an order determining the Debtors’ liability, if any, to the IRS in respect of certain taxes (the “Tax Claim”) pursuant to section 505 of the Bankruptcy Code or, in the alternative, estimating the Tax Claim pursuant to section 502(c) of the Bankruptcy Code for plan confirmation purposes, including for purposes of determining plan feasibility. On May 20, 2015, the Bankruptcy Court entered an agreed scheduling order, which established a briefing schedule and scheduled a hearing to determine the Tax Claim, pursuant to section 505(a) of the Bankruptcy Code, for June 25, 2015. The hearing was subsequently rescheduled for July 22, 2015.

On June 2, 2015, the Debtors filed a brief in further support of their motion. As discussed in the brief, the Debtors believe that the Tax Claim is meritless because the accounting method employed by the Debtors to recognize commission income from the activation or upgrade of wireless service contracts was proper. As a result, the Debtors believe that the Bankruptcy Court should determine or estimate the Tax Claim in the amount of $0. In contrast, the IRS asserts that the Debtors’ accounting method is improper and may allege that the Tax Claim is a priority claim in excess of $100 million. The IRS filed a response to the Debtors’ motion on June 19, 2015, and the Debtors filed a reply in support of their motion on June 23, 2015. A hearing on the Tax Claim was held on July 22, 2015, and the Bankruptcy Court took the matter under advisement. The Debtors and the Creditors’ Committee are currently in negotiations with the Department of Justice to resolve this dispute.

R.	Salus’s Motion to Convert the Bankruptcy Cases to Cases Under Chapter 7

On June 2, 2015, Salus filed a motion seeking to convert the Bankruptcy Cases to cases under chapter 7 of the Bankruptcy Code (the “Motion to Convert”). Salus alleged that a conversion to chapter 7 is warranted because it would conserve the Debtors’ resources. The Debtors, the Creditors’ Committee, General Wireless, Wilmington Trust and certain landlords filed responses opposing the Motion to Convert. The Debtors opposed the Motion to Convert because they believe that confirmation of the Plan is in the best interest of their Estates and that a conversion to chapter 7 would result in a diminution in the value to be realized by holders of Claims, as compared to the proposed Distributions under the Plan. On June 22, 2015, Salus filed a reply in support of its motion to convert. As described below in Section VI, Salus has agreed to withdraw the Motion to Convert without prejudice if certain conditions are satisfied.

S.	Motion to Extend Exclusive Period to File a Chapter 11 Plan

On June 5, 2015, the Debtors filed a motion to extend (a) the period during which the Debtors had the exclusive right to file a chapter 11 plan by approximately 30 days, through and including July 6, 2015 and (b) the period during which the Debtors have the exclusive right to solicit acceptances thereof through and including September 4, 2015 (the “Exclusivity Motion”). Pursuant to Rule 9006-2 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, the exclusive periods were automatically extended until the Bankruptcy Court acted on the Debtors’ motion. The Debtors filed the Plan on June 12, 2015. On June 25, 2015, the Bankruptcy Court entered an order granting the Exclusivity Motion.

T.	State of Texas Adversary Proceeding

The Debtors have approximately $46 million in unredeemed gift cards. These include gift cards given in exchange for returned merchandise, gift cards provided on a promotional basis, and gift cards with an outstanding value of less than $10.

On June 18, 2015, the State of Texas initiated an adversary proceeding (the “Texas Adversary Proceeding”) by filing a complaint for declaratory relief (the “Texas Gift Card Complaint”), which seeks a declaratory judgment that: (i) unredeemed gift card holders are entitled to a Priority Claim to be paid ahead of general unsecured creditors; (ii) any state attorney general has standing to file proofs of claim on behalf of consumers holding unredeemed gift cards in their respective states; and (iii) under unclaimed property law, states are entitled to receive the value of the unredeemed gift cards. On the same day, the State of Texas filed a motion for summary judgment as to all counts enumerated in the Texas Gift Card Complaint (the “Motion for Summary Judgment”). The State of Texas contends that, if it prevails in its adversary proceeding, the full balance of unredeemed gift cards would be entitled to priority treatment under Class 1 of the Plan.

On July 18, 2015, the State of Texas also filed a proof of claim on behalf of Texas consumers in an unliquidated amount. Several other states have filed claims related to unredeemed gift cards, including the states of Oregon (Claim No. 7808), Tennessee (Claim Nos. 7901 and 7545), Arkansas (Claim No. 7947), Indiana (Claim No. 8027), Massachusetts (Claim No. 8039), Arizona (Claim No. 8177), Hawaii (Claim No. 8242) and New York (Claim No. 8244).

On July 13, 2015, the Commonwealth of Virginia filed a proof of claim (Claim No. 7704) asserting that all unredeemed gift cards constitute unclaimed property under Virginia law, and that such claims are entitled to priority under section 507(a)(7) of the Bankruptcy Code. In their Cross-Motion (as defined below), the Debtors have asserted that the Commonwealth of Virginia has no claim in respect of unredeemed gift card claims. As of the date hereof, no other state has intervened in the Texas Adversary Proceeding.

On July 13, 2015, the Debtors filed a motion to dismiss (the “Motion to Dismiss”) the Texas Gift Card Complaint, and on July 15, 2015 the State of Texas filed an objection to the Motion to Dismiss. The Debtors filed a reply in support of the Motion to Dismiss on July 20, 2015. Pursuant to an order entered on July 27, 2015, the Bankruptcy Court denied the Motion to Dismiss.

On July 29, 2015, the Debtors filed an opposition and cross motion to the Motion for Summary Judgment (the “Cross-Motion”). In the Cross-Motion, the Debtors have argued that the Motion for Summary Judgment should be denied, and further moved for a determination that: (i) none of the gift card claims are entitled to priority; (ii) the State of Texas lacks standing to file a proof of claim on behalf of consumers; and (iii) no states have a claim for unclaimed property based on the Debtors’ unredeemed gift cards. A hearing on the Motion for Summary Judgment and the Cross-Motion is currently scheduled for August 17, 2015.

On July 30, 2015, the State of Texas filed an amended complaint seeking a declaration that: (i) proofs of claim for unredeemed gift cards are entitled to priority; (ii) the State of Texas has standing to file a proof of claim for unredeemed gift cards of Texas consumers; (iii) unredeemed gift card amounts should be turned over to appropriate states as unclaimed property; (iv) all gift card claims are entitled to priority status if the Debtors’ books and records are not sufficient to determine priority status; and (v) the State of Texas has standing under the Texas Deceptive Trade Practices–Consumer Protection Act to file a proof of claim on behalf of Texas consumers who purchased cards from the Debtors from January 1, 2015 through February 5, 2015.

On July 31, 2015, the Bankruptcy Court entered an agreed order authorizing the Creditors’ Committee to intervene in the Texas Adversary Proceeding.

U.	Haywood Adversary Proceeding

On July 17, 2015, Mark Haywood (“Haywood”), a purported gift card holder, filed a class action complaint (the “Haywood Gift Card Complaint”) on behalf of himself and all other holders of gift cards, rewards cards and merchandise certificates (collectively, the “Gift Cards”). Haywood seeks: a declaratory judgment that a class of gift card claimants should be formed, with Haywood appointed class representative; and a declaratory judgment that claims arising from Gift Cards are entitled to priority pursuant to 11 U.S.C. § 507(a)(7). On July 22, 2015, Haywood filed a motion to allow for class certification (the “Class Certification Motion”) and a brief in support of the Class Certification Motion. The Debtors dispute the allegations in the Haywood Gift Card Complaint and the Class Certification Motion.

On July 28, 2015, the Creditors’ Committee filed a motion seeking authorization to intervene as a defendant.

V.	Florida Department of Financial Services Adversary Proceeding

On July 30, 2015, the Florida Department of Financial Services filed an adversary proceeding requesting a declaratory judgment that all liabilities related to or arising from certain uncashed rebate checks owing to Florida residents are nondischargable (the “Florida Check Complaint”). The Debtors have not yet responded to the Florida Check Complaint.

W.	Name Change of Certain Debtors

Pursuant to the Bankruptcy Court’s order approving the sale of the IP Assets, certain of the Debtors were required to change their names. On June 22, 2015, RadioShack Corporation, RadioShack Customer Service LLC, RadioShack Global Sourcing Corporation, RadioShack Global Sourcing Limited Partnership, RadioShack Global Sourcing, Inc., Tandy Finance Corporation, Tandy Holdings, Inc., and Tandy International Corporation filed the appropriate documentation to change their names as set forth below:

New Name	Former Name
RS Legacy Corporation	RadioShack Corporation

RS Legacy Customer Service LLC	RadioShack Customer Service LLC

RS Legacy Global Sourcing Corporation	RadioShack Global Sourcing Corporation

RS Legacy Global Sourcing Limited Partnership	RadioShack Global Sourcing Limited Partnership

RS Legacy Global Sourcing, Inc.	RadioShack Global Sourcing, Inc.

RS Legacy Finance Corporation	Tandy Finance Corporation

RS Legacy Holdings, Inc.	Tandy Holdings, Inc.

RS Legacy International Corporation	Tandy International Corporation

On June 23, 2015, the Debtors filed a notice of change to their case caption that revised the case caption in the Bankruptcy Cases to conform to the name changes outlined above.

IV.	PROPOSED SETTLEMENT WITH LANDLORDS OF DARK STORES

Approximately 210 of the Debtors’ retail store locations were not operated by the Debtors on or after the Petition Date (collectively, the “Dark Stores”). The Debtors rejected each nonresidential real property lease related to the Dark Stores effective during the month of February 2015. There is a legal issue regarding whether any amounts accruing for rent and related amounts in respect of Dark Stores for the period on or after the Petition Date through the effective date of rejection (the “Dark Store Rent”) should be treated as Administrative Claims or General Unsecured Claims.

As an initial matter, it is clear that the Dark Store Rent is not payable under section 365(d)(3) of the Bankruptcy Code, which requires a debtor to “timely perform all the obligations . . . arising from and after the order for relief under any unexpired lease of nonresidential real property.” 11 U.S.C. § 365(d)(3). Courts in the Third Circuit have held that rent due pre-petition is not an obligation that a debtor must timely perform under section 365(d)(3) of the Bankruptcy Code. In re Montgomery Ward Holding Corp., 268 F.3d 205, 212 (3d Cir. 2001) (utilizing the “billing date” approach and finding that section 365(d)(3) requires a debtor to make payments under a lease only if they first came due postpetition); In re Chi-Chi’s, Inc., 305 B.R. 396, 400 (Bankr. D. Del. 2004) (a debtor is not required to pay rent due pre-petition under section 365(d)(3)). The Debtors are not required to pay the Dark Store Rent under section 365(d)(3) because it was due before the Petition Date.

The Dark Store landlords may argue that the Dark Store Rent is an Administrative Claim. See In re Goody’s Family Clothing Inc., 610 F.3d 812, 817 (3d Cir. 2010) (finding that, while payment of “stub rent” due pre-petition was not subject to payment under section 365(d)(3), it was proper to consider whether such rent should be classified as an administrative claim). The landlords would have to prove, however, that the Dark Store Rent is one of the “actual, necessary costs and expenses of preserving the estate.” 11 U.S.C. § 503(b)(1)(A); In re Goody’s Family Clothing Inc., 610 F.3d at 818 (“For a commercial lessor’s claim to get administrative expense treatment under § 503(b)(1), the debtor’s occupancy of the leased premises must confer an actual and necessary benefit to the debtor in the operation of its business. Proving this is the lessor’s burden.”) (citations omitted).

The Debtors dispute that Dark Store Rent qualifies as an Administrative Claim because it is the Debtors’ position that the Dark Stores did not provide any benefit to their estate. In point of fact, the Debtors did not operate the Dark Stores on or after the Petition Date. The landlords may argue, however, that the Dark Stores conferred a postpetition benefit on the Debtors because the Debtors maintained the right to operate the Dark Stores or assume and assign the Dark Store leases to third parties.

To resolve the proper treatment of the Dark Store Rent, the Debtors have proposed in the Plan to pay Claims for Dark Store Rent 75% of the amount of the Allowed Claim. In particular, the Plan classifies Dark Store Claims in Class 5. Holders of Dark Store Claims will receive a Ballot that will permit them to opt out of the proposed treatment in the Plan.

The Debtors believe that the Plan’s proposed treatment of Dark Store Claims is fair and reasonable and, encourage holders of Dark Store Claims to vote to accept the Plan. All holders of Dark Store Claims who fail to opt out of the treatment of such Claims under the Plan will receive the treatment proposed in the Plan for such Claims.

V.	PROPOSED SETTLEMENT BETWEEN THE COMMITTEE, THE ABL AGENT AND THE FIRST OUT LENDERS

On July 21, 2015, the Creditors’ Committee filed a motion (the “Committee 9019 Motion”), pursuant to section 105 of the Bankruptcy Code and rule 9019 of the Bankruptcy Rules, to approve a settlement (the “Committee FOABL Settlement Agreement”) among the Creditors’ Committee, on behalf of the Debtors, the Pre-Petition ABL Agent and the First Out Lenders. The Committee FOABL Settlement Agreement resolves claims and challenges the Creditors’ Committee alleges the Debtors’ Estates have against the Pre-Petition ABL Agent and the First Out Lenders (the “ABL Claims”), and also addresses contingent indemnification claims the Pre-Petition ABL Agent and the First Out Lenders allege they have against the Debtors’ Estates (the “Indemnification Claims”). The principal terms of the Committee FOABL Settlement Agreement are as follows:4

a.	The Creditors’ Committee and the Debtors will waive and release the ABL Claims.

b.	The Pre-Petition ABL Agent and the First Out Lenders shall be entitled to reimbursement from the amounts in the reserves (collectively, the “ABL Reserves”) established in connection with the sale of certain of the Debtor’s assets to General Wireless Inc. and Sprint Solutions, Inc. to the extent of any Liabilities (as defined in the DIP Credit Agreement) imposed on or incurred by the Pre-Petition ABL Agent and the First Out Lenders related to, arising out of, or as a result of the SCP Adversary Proceeding.

c.	Neither the Plan nor any other plan, motion or action, shall limit, impair or prejudice in any way the Pre-Petition ABL Agent’s or the First Out Lenders’ right to seek a reserve or payment of their Indemnification Claims from any amounts distributed to or to be distributed to the SCP Agent, the SCP Lenders or any of their affiliates or transferees pursuant to any settlement or other agreement between the Debtors and the SCP Agent and/or the SCP Lenders

d.	The Pre-Petition ABL Agent and the First Out Lenders shall seek recovery in respect of any Indemnification Claims solely (i) as provided for in subparagraph (b), above, (ii) as against each other or any other Pre-Petition ABL Lender, or Standard General and its affiliates, as provided for in either the Pre-Petition ABL Credit Agreement or the DIP Credit Agreement, or otherwise permitted under applicable law, (iii) from the SCP Agent or any SCP Lenders on account of amounts previously distributed to the SCP Agent or any SCP Lender from, by or on behalf of the Debtors’ estates, (iv) from the SCP Agent or any SCP Lender on account of any amounts that are sought to be distributed to the SCP Agent or any SCP Lender from, by or on behalf of the Debtors’ estates, whether pursuant to a plan of reorganization or liquidation proposed by the Debtors for which confirmation is sought in these Cases or otherwise; and (v) from the Debtors’ estates as adequate protection pursuant to the Final DIP Order, as subsequently amended by the order entered by the Bankruptcy Court on June 5, 2015 (the “DIP Extension Order”), for reasonable professional fees and expenses as provided in paragraph 3.3 of the Final DIP Order and paragraph 2.4.2 of the DIP Extension Order, including fees and expenses incurred in connection with any objection to any motion, the provision of any plan or any other agreement pursuant to which distributions are sought to or will be made to the SCP Agent or any SCP Lender (excluding matters relating to the Creditors’ Committee’s Notice of Potential Challenges Against First Out ABL Lenders delivered to the Pre-Petition ABL Agent and the First Out Lenders on April 30, 2015, the Committee FOABL Settlement Agreement or the SCP Adversary Proceeding).

e.	The Pre-Petition ABL Agent and the First Out Lenders will not object to, or support any other party’s objection to, any plan solely on the grounds that such plan (i) is not feasible under section 1129(a)(11) of the Bankruptcy Code or (ii) does not pay in full in cash on the effective date of such plan the Indemnification Claims of the ABL Agent and the First Out Lenders, in each case, so long as such plan treats the rights and claims of the ABL Agent and the First Out Lenders

[4]	This overview is qualified in its entirety by reference to the provisions of the Committee FOABL Settlement Agreement.

(including their Indemnification Claims) in a manner consistent with, and not more adverse than, their treatment under the Committee FOABL Settlement Agreement; provided that nothing contained in the Committee FOABL Settlement Agreement shall in any way prohibit the Pre-Petition ABL Agent or the First Out Lenders from objecting to or opposing any provision of any plan pursuant to which distributions are sought to or will be made to the SCP Agent or any SCP Lender.

f.	Except as set forth in subparagraph d(v) above, the Pre-Petition ABL Agent and the First Out Lenders shall not seek or accept any recovery with respect to any property or assets of any Debtor and the Debtors’ estates that was distributed or is to be distributed under a Plan, or any other motion or action, on account of administrative, priority, or unsecured claims other than any such claims held by the SCP Agent, any SCP Lender, Standard General or any of their respective affiliates or transferees.

g.	The Parties shall grant each other mutual releases.

h.	The Committee FOABL Settlement Agreement does not remise, release, or discharge: (i) any claims, causes of action or any other rights that may be asserted as against Standard General or any of its affiliates; (ii) any claims, causes of action or any other rights that may be asserted as against Wells Fargo (except as in certain capacities); (iii) any claims, causes of action or any other rights that any of the Pre-Petition ABL Agent or the First Out Lenders may assert as against each other or any First Out Lender may assert against any other First Out Lender; (iv) any Indemnification Claims related to, arising out of or as a result of the SCP Adversary Proceeding; provided that the ABL Agent and the First Out Lenders shall seek recovery in respect of any Indemnification Claims solely as described in subparagraph (e), above; (v) any party’s rights or obligations under the Committee FOABL Settlement Agreement; (vi) any obligation of the Debtors with respect to fees and expenses owed or any other contractual or other obligation that the Debtors have agreed to in connection with the Pre-Petition ABL Credit Agreement, the DIP Credit Agreement, the Committee FOABL Settlement Agreement or any plan of reorganization or liquidation; provided, however, any and all rights of the First Out Lenders and the Pre-Petition ABL Agent described in this subparagraph are subject to any recourse limitation set forth in paragraph (f) above.

i.	In the event of any termination of the Committee FOABL Settlement Agreement, the period by which the Creditors’ Committee must assert claims or challenges against the Pre-Petition Agent and the First Out Lenders shall be extended to the date that is 21 days after the occurrence of the termination.

Certain parties have filed limited objections to the Committee 9019 Motion. A hearing on the Committee 9019 Motion is set for August 17, 2015.

VI.	PROPOSED SETTLEMENT BETWEEN THE DEBTORS, THE CREDITORS’ COMMITTEE, THE SCP LENDERS AND SALUS

On July 24, 2015, the Debtors, the Creditors’ Committee, the SCP Lenders and Salus signed a settlement term sheet resolving certain disputes between the parties (the “Settlement Term Sheet”). As contemplated by the Settlement Term Sheet, the terms of the settlement (the “SCP Settlement”) have been incorporated into the Plan.

In part, the SCP Settlement provides5 that: the Challenge Period is deemed to have expired and the SCP Obligations are deemed to be allowed in full; the Debtors will pay the SCP Lenders in accordance with the Plan

[5]

This overview is qualified in its entirety by reference to the provisions of the Plan. In the event of any inconsistency between the terms of this overview and the terms of the Plan, the Plan shall govern in all respects. Capitalized terms not otherwise defined in this section, this Disclosure Statement or the Plan shall have the meanings set forth in the Final Dip Order.

Recovery Analysis; the Confirmation Order will seek a schedule for the SCP Lenders and the First Out Lenders to litigate certain indemnification disputes in the Bankruptcy Court; the Plan and Confirmation Order will provide that, on the Effective Date, $22.9 million of the Debtors’ cash is comprised of proceeds of property that is unencumbered as of the Petition Date; on the Effective Date, the SCP Secured Parties will assign any secured or superpriority adequate protection or diminution claims to and for the benefit of holders of General Unsecured Claims; on the Effective Date, the Debtors and their estates will waive any section 506(c) claim against the SCP Secured Parties; the Plan will provide that the SCP Secured Parties have no further obligations under the DIP Support Agreement; the SCP Lenders consent to the use of Cash Collateral pursuant to the Wind Down Budget; and the Debtors and the SCP Secured Parties will generally settle all other claims between the parties.

The Debtors, the Creditors’ Committee, SCP Lenders and Salus believe that the resolutions set forth in the Settlement Term Sheet are fair and reasonable and, as a result, parties entitled to vote should vote to accept the Plan incorporating these resolutions. The disputes settled by the Settlement Term Sheet were, and absent the resolutions would continue to be, subject to potential litigation that could continue over a substantial period of time. The parties, with the assistance of financial and legal advisors, have fully considered the litigation risks, uncertainties, and costs of further litigation, and concluded that the resolution reflected in the Settlement Term Sheet is a fair and appropriate resolution of the dispute. Among other things, certain of the Debtors’ assets, including, in particular, store leases, one-third of the value of the equity in certain foreign corporation and certain litigation, were not pledged as collateral to the Debtors’ lenders. A dispute existed between the SCP Lenders and the Creditors’ Committee regarding the extent and value of the unencumbered assets, including whether the lenders’ security interests in certain collateral were properly perfected and whether the SCP Lenders had adequate protection liens in unencumbered assets. The settlement resolves this dispute by providing that $22.9 million of the Debtors’ cash is comprised of unencumbered proceeds. Further, the settlement settles certain other claims between the parties that would have either delayed consummation of any confirmed plan or potentially resulted in reduced recoveries for other creditors.

VII.	RISK FACTORS

Prior to voting on the Plan, holders of Claims in Classes 3, 4, 5 and 7 as well as entities in non-voting Classes, should consider carefully the risk factors described below, as well as all of the information contained in this Disclosure Statement, including the Exhibits hereto. These risk factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation. See Section XVI for a discussion of tax law considerations.

A.	Plan Confirmation

There is no guarantee that that the Plan will be confirmed. If the Plan, or a substantially similar plan, is not confirmed, the terms and timing of any plan of liquidation ultimately confirmed in the Bankruptcy Cases and the treatment of Claims and Interest will be unknown. In addition, if the Plan is not confirmed, a significant risk exists that the Bankruptcy Cases may be converted to cases under chapter 7. In such event, the Debtors believe that creditor recoveries would be substantially diminished.

B.	The Effective Date May Not Occur

The Plan provides that there are conditions precedent to the occurrence of the Effective Date. There is no guarantee as to the timing of the Effective Date. Additionally, if the conditions precedent to the Effective Date are not satisfied or waived, the Bankruptcy Court may vacate the Confirmation Order. In that event, the Plan would be deemed null and void and the Debtors or any other party may propose or solicit votes on an alternative plan of liquidation that may not be as favorable to parties in interest as the Plan

C.	Allowance of Claims

This Disclosure Statement has been prepared based on preliminary information concerning filed Claims and the Debtors’ books and records. The actual amount of Allowed Claims may differ from the Debtors’ current estimates.

D.	Liquidating Trustee

The ultimate amount of Cash available to satisfy the Allowed amount of Claims in Classes 6 and 7 depends, in part, on the manner in which the Liquidating Trustee operates the Liquidating Trust and the expenses the Liquidating Trustee incurs. The expenses of the Liquidating Trustee will be given priority over Distributions to holders of Claims in Classes 6 and 7. As a result, if the Liquidating Trustee incurs professional or other expenses in excess of current expectations, the amount of Cash remaining to satisfy Allowed Claim in Classes 6 and 7 will decrease.

The ultimate amount of Cash available for distribution to holders of Allowed Claims in Classes 6 and 7 also will be affected by the performance and relative success of the Liquidating Trustee in pursuing preference, fraudulent conveyance, setoff and other claims against potential parties under the Bankruptcy Code. The less successful the Liquidating Trustee is in pursuing such matters, the less Cash there will be available for distribution to satisfy Allowed Claims.

E.	Risk Factors Relating to Securities Laws

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (1) the securities must be offered and sold under a plan and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (2) the recipients of the securities must hold a pre-petition or administrative expense claim against the debtor or an interest in the debtor; and (3) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in such exchange and partly for cash or property. To the extent that the rights to Distributions from the Liquidating Trust are deemed to constitute securities issued in accordance with the Plan, the Debtors believe that such interests satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, such interests are exempt from registration under the Securities Act and applicable state securities laws.

1.	Non-Transferability

Holders of Claims in Classes 6 and 7 also should be aware that their rights to Distribution from the Liquidating Trust are not transferable. Therefore, there will not be any trading market for such rights, nor will those the rights be listed on any public exchange or other market. The lack of liquidity of the rights to Distributions from the Liquidating Trust may have a negative impact on their value.

2.	Uncertainty of Value

In addition to the prohibition on the transfer of rights to distributions from the Liquidating Trust as discussed above, the value of such rights will depend on various significant risks and uncertainties, including, without limitation, (a) the success of the Liquidating Trust in securing judgments and settlements on a favorable basis with respect to claims the Liquidating Trust is pursuing; (b) the effect of substantial delays in liquidating claims and other contingent assets and liabilities; and (c) the effects of any changes in tax and other government rules and regulations applicable to the Liquidating Trust. All of these risks are beyond the control of the Liquidating Trust. The amount of any recovery realized by the Liquidating Trust and its beneficiaries will vary depending upon the extent to which these risks materialize. In addition, the resolution of the claims held by the Liquidating Trust may require a substantial amount of time to be resolved and liquidated. The associated delays could reduce the value of any recovery.

VIII.	TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

1.	Payment of Administrative Claims

a.	Administrative Claims in General

Except as specified in this Section III.A.1. of the Plan, and subject to the Bar Date provisions therein, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or the Liquidating Trustee, each holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, Cash equal to the allowed amount of such Administrative Claim either (i) as soon as practicable after the Effective Date or (ii) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order or a Stipulation of Amount and Nature of Claim is executed by the Liquidating Trustee and the holder of the Administrative Claim. If an Allowed Administrative Claim, including a Fee Claim, exceeds the amount budgeted for it in the Wind Down Budget, the amount by which such Claim exceeds the budgeted amount shall be paid from the Liquidating Trust Assets other than the Encumbered Cash; provided that nothing herein shall impair or modify the rights of the Pre-Petition ABL Agent or the First Out Lenders to seek recovery in respect of any Contingent Indemnification Claim from any amounts distributed or to be distributed to the SCP Secured Parties or any of their affiliates or transferees as set forth in the Committee FOABL Settlement Agreement, including without limitation in section 2.a. thereof; provided further that nothing herein would prevent any party from objecting to a Contingent Indemnification Claim on any ground.

b.	Statutory Fees

On the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, as determined at the Confirmation Hearing by the Bankruptcy Court shall be paid by the Liquidating Debtors and/or the Liquidating Trustee in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 shall be paid by the Liquidating Debtors and/or the Liquidating Trustee in accordance therewith until the closing of the applicable Bankruptcy Case pursuant to section 350(a) of the Bankruptcy Code. For the avoidance of doubt, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930 will not be subject to the Bar Date provisions pursuant to Section III.A.1.c. of the Plan.

c.	Bar Dates for Administrative Claims

i.	General Administrative Bar Date Provisions

Except as otherwise provided in Section III.A.1.c.ii. of the Plan or in the Bar Date Order or other order of the Bankruptcy Court, unless previously Filed or Allowed, each holder of an Administrative Claim that arose (or, only in the case of unexpired leases of real or personal property, accrued) on or after June 1, 2015 through the Effective Date must File a request for payment of such Administrative Claim pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 60 days after the Effective Date (the “Final Administrative Claim Bar Date”). Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date shall be forever barred from asserting such Administrative Claims against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property, and such Administrative Claims shall be deemed waived and released as of the Effective Date. Objections to requests for payment of Administrative Claims must be Filed and served on the requesting party by (a) in the case of such requests that were required to be filed by June 22, 2015 pursuant to the Bar Date Order, 90 days after the Effective Date and (b) in the case of such requests that must be filed by the Final Administrative Claim Bar Date, by no later than 150 days after the Effective Date, in each case subject to further order of the Bankruptcy Court. For the avoidance of doubt, nothing herein modifies any requirement to File any Administrative Claim as set forth in the Bar Date Order, and any holder of such Administrative Claim that failed to comply with the requirements of the Bar Date Order shall be forever barred from asserting such Administrative Claims against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property, and such Administrative Claims shall be deemed waived and released.

ii.	Bar Dates for Professional Fee Claims

Professionals or other Entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Liquidating Trustee and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, the Fee Order or other order of the Bankruptcy Court a Final Fee Application no later than 90 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date, without further Bankruptcy Court review or approval, pursuant to the Ordinary Course Professionals Order. A Professional may include any outstanding, non-Filed monthly or interim request for payment of a Fee Claim pursuant to the Fee Order in its Final Fee Application. Objections to any Final Fee Application must be Filed and served on the Liquidating Trustee and the requesting party by the later of (1) 80 days after the Effective Date or (2) 45 days after the Filing of the applicable Final Fee Application. To the extent necessary, the Confirmation Order shall amend and supersede any previously entered order of the Bankruptcy Court, including the Fee Order, regarding the payment of Fee Claims. Any pending, Filed interim requests for a Fee Claim pursuant to the Fee Order shall be resolved in the ordinary course in accordance with the Fee Order or, if sooner, in connection with the particular Professional’s Final Fee Application.

2.	Payment of Priority Tax Claims

a.	Priority Tax Claims in General

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the Liquidating Trustee, each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of its Priority Tax Claim, payment in full in Cash of the allowed amount of the Priority Tax Claim on the later of the Effective Date or as soon as practicable after the date when such Claim becomes an Allowed Claim.

b.	Other Provisions Concerning Treatment of Priority Tax Claims

Notwithstanding the provisions of Section III.A.2.a. of the Plan, any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the holder for actual pecuniary loss shall be treated as a Class 6 Claim, and the holder (other than as the holder of a Class 6 Claim) may not assess or attempt to collect such penalty from the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property.

3.	DIP Facility Claims and Pre-Petition ABL Obligations

The DIP Facility Claims, including the Contingent Indemnification Claims, and the Pre-Petition ABL Obligations have been or will be satisfied pursuant to the terms of the GW Going Concern Sale Order and/or other orders of the Court, including the Confirmation Order.

B.	Classified Claims

1.	Class 1 Claims (Priority Claims) are unimpaired. On the Effective Date, unless otherwise agreed by the holder of an Allowed Claim in Class 1 and the Liquidating Trustee, each holder of an Allowed Claim in Class 1 shall receive Cash in an amount equal to such Allowed Priority Claim. For the avoidance of doubt, if an Allowed Priority Claim exceeds the amount budgeted for it in the Wind Down Budget, the amount by which such Claim exceeds the budgeted amount shall be paid from the Liquidating Trust Assets other than the Encumbered Cash.

2.	Class 2 Claims (Secured Claims) are unimpaired. In full satisfaction of an Allowed Secured Claim, other than an Allowed SCP Secured Claim, on the later of the Effective Date and the date on which the Secured Claim is allowed, each holder of an Allowed Secured Claim shall receive, at the sole and exclusive option of the Liquidating Trustee: (a) Cash equal to the amount of such Claim; (b) the collateral securing such Claim; or (c) satisfaction of such Claim pursuant to such other terms and conditions as may be agreed upon by the Liquidating Trustee and the holder of such Claim.

3.	Class 3 Claims (SCP Secured Claims) are impaired. In full satisfaction of the Allowed SCP Secured Claims, the SCP Agent, on behalf of SCP Secured Parties, shall receive, as soon as practicable after the date of the Dispute Resolution, the Encumbered Cash to the extent authorized by the Dispute Resolution. On the Effective Date, the SCP Secured Parties shall be deemed to waive any SCP Deficiency Claim. On the Effective Date, the SCP Secured Parties shall be deemed to have transferred the Assigned SCP Claims to and for the benefit of holders of General Unsecured Claims. Prior to the Effective Date, the Creditors’ Committee shall have the right to File a motion seeking a determination of the amount of the Assigned SCP Claims.

4.	Class 4 Claims (IRS Claims) are impaired. The holder of an Allowed Claim in Class 4 shall receive treatment of such Claim pursuant to terms and conditions as (a) may be agreed by the holder of such Claim or (b) ordered by the Bankruptcy Court. For the avoidance of doubt, Encumbered Cash shall not be used to make Distributions on account of any Allowed IRS Claims.

5.	Class 5 Claims (Dark Store Claims) are impaired. In full satisfaction of an Allowed Claim in Class 5, on the later of the Effective Date and the date on which the Dark Store Claim is allowed, each holder of an Allowed Dark Store Claim shall receive Cash equal to 75% of the amount of such Claim, unless the holder of such Claim agrees to less favorable treatment. For the avoidance of doubt, Encumbered Cash shall be used to make Distributions on account of Allowed Dark Store Claims.

6.	Class 6 Claims (General Unsecured Claims) are impaired. Each holder of an Allowed Claim in Class 6 shall receive a Pro Rata share, with Allowed Claims in Class 7, of the Remaining Liquidating Trust Assets.

7.	Class 7 Claims (2019 Note Claims) are impaired. Each holder of an Allowed Claim in Class 7 shall receive (a) a Pro Rata share, with Allowed Claims in Class 6, of the Remaining Liquidating Trust Assets plus (b) the Potential 2019 Note Additional Distributions. For the avoidance of doubt, Encumbered Cash shall not be used to make Distributions on account of Potential 2019 Notes Additional Distributions.

8.	Class 8 Claims (Intercompany Claims) are impaired. No property will be distributed to or retained on account of the Intercompany Claims. On the Effective Date, all Intercompany Claims shall be released and of no further force or effect.

9.	Class 9 Interests (Stock Interests in RadioShack) are impaired. On the Effective Date, all outstanding Stock Interests of RadioShack will be cancelled. Upon such cancellation, no property will be distributed to, or retained by, holders of such Stock Interests of RadioShack. On the Effective Date, the Liquidating RadioShack Stock will be issued to the Liquidating Trust.

10.	Class 10 Interests (Stock Interests in Other Debtors) are impaired. The outstanding Stock Interests of each Other Debtor will remain outstanding and will be cancelled when the existence of such Other Debtor is terminated in accordance with Section IV.B.5. of the Plan. Upon such cancellation, no property will be distributed to, or retained by, holders of such Stock Interests.

C.	Bar Date for Gift Card Claims

Unless previously Filed or Allowed, each holder of a Gift Card Claim must File a Gift Card Proof of Claim Form pursuant to the Gift Card Bar Date Procedures, no later than 120 days after the Effective Date. Holders of Gift Card Claims that are required to File and serve a Gift Card Proof of Claim and that do not File and serve such a claim by the applicable Bar Date shall be forever barred from asserting such Gift Card Claims against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Estates or their respective property, and such Gift Card Claims shall be deemed waived and released as of the Effective Date. Objections to Gift Card Proofs of Claim must be Filed and served on the requesting party by 240 days after the Effective Date, subject to further order of the Bankruptcy Court. The provisions and procedures in Section III.C. of the Plan, including the Gift Card Bar Date Procedures and the Gift Card Proof of Claim Form, are subject to modification or amendment based on, inter alia, possible settlements of pending disputes raised by various parties with respect to Gift Card Claims and the entry of an order or orders by the Bankruptcy Court adjudicating such disputes.

IX.	MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Causes of Action

On the Effective Date, all Causes of Action will be transferred from the Debtors and the Liquidating Debtors to the Liquidating Trust. Any recovery of Cash by the Liquidating Trustee on account of such Causes of Action will be distributed pursuant to the terms of the Plan and the Liquidating Trust Agreement. A nonexclusive schedule of currently pending actions and claims brought by one or more Debtors is attached as Exhibit IV.A. of the Plan. In accordance with and subject to any applicable law, the Debtors’ inclusion or failure to include any Cause of Action on Exhibit IV.A. of the Plan shall not be deemed an admission, denial or waiver of any Cause of Action that any Debtor or Estate may hold against any Entity.

B.	Liquidating Debtors

1.	General

On and after the Effective Date, each of the Debtors will remain in existence as a Liquidating Debtor until such time as the Liquidating Trustee causes the existence of such Liquidating Debtor to be terminated as provided in the Plan.

2.	Liquidating RadioShack

a.	On the Effective Date, the Liquidating RadioShack Stock will be issued to the Liquidating Trust.

b.	As of the Effective Date, the certificate of incorporation and by-laws of Liquidating RadioShack will be amended and restated in substantially the form of Exhibit IV.B.2.b. of the Plan. On and after the Effective Date, the Liquidating Trustee may, without further order of the Bankruptcy Court, cause the certificate of incorporation or by-laws of Liquidating RadioShack to be amended or restated as permitted by applicable law and the terms of such documents and determined by the Liquidating Trustee to be necessary or appropriate to implement the Plan.

c.	On and after the Effective Date, the board of directors of Liquidating RadioShack will be comprised of the natural person appointed by the Liquidating Trustee on behalf of the Liquidating Trust, as the sole stockholder of Liquidating RadioShack, without further order of the Bankruptcy Court.

3.	Other Liquidating Debtors

a.	On and after the Effective Date, the Liquidating Trustee may, without further order of the Bankruptcy Court, cause the certificate of incorporation, by-laws, certificate of formation, operating agreement, partnership agreement or comparable governing document of the Other Liquidating Debtors to be amended or restated as permitted by applicable law and the terms of such documents and determined by the Liquidating Trustee to be necessary or appropriate to implement the Plan.

b.	On and after the Effective Date, the Liquidating Trustee will cause the board of directors or managers or comparable governing body of each Other Liquidating Debtor to be comprised of the natural person appointed by the Liquidating Trustee, on behalf of the Liquidating Trust, as the (direct or indirect) sole equity holder of the Other Liquidating Debtors, without further order of the Bankruptcy Court.

4.	Liquidation

a.	On and after the Effective Date, the Liquidating Trustee will cause each of the Liquidating Debtors to sell or otherwise dispose of its assets and properties, to discharge its obligations and liabilities and to wind up its business operations, all on such terms as the Liquidating Trustee determines to be necessary or appropriate to implement the Plan and all without further order of the Bankruptcy Court.

b.	For the avoidance of doubt, on and after the Effective Date, the Liquidating Trustee may, without further order of the Bankruptcy Court, cause a Liquidating Debtor to transfer any or all of its assets and properties to the Liquidating Trust or another Liquidating Debtor if the Liquidating Trustee determines such disposition to be appropriate to implement the Plan. Assets and properties transferred by a Liquidating Debtor to the Liquidating Trust will, from and after such transfer, be considered Liquidating Trust Assets for all purposes of the Plan.

c.	On and after the Effective Date, the Liquidating Trustee may cause the Liquidating Debtors to perform their respective obligations under the APAs, the TSA, the GW Going Concern Sale Order and the GW IP Sale Order, including, without limitation, (i) the provision of the Services (as defined in the TSA) provided for in the TSA and the maintenance of all assets and properties, employees and contracts and leases required by the TSA and (ii) the retention and operation and subsequent transfer of any Deferred Asset in the manner provided in the GW IP APA.

5.	Dissolution

At such times as determined by the Liquidating Trustee to be appropriate, the Liquidating Trustee will cause the existence of the Liquidating Debtors to be terminated by merger, consolidation or dissolution or as otherwise permitted by applicable law, all on such terms as the Liquidating Trustee determines to be necessary or appropriate to implement the Plan and all without further order of the Bankruptcy Court. In order to effectuate such terminations in accordance with applicable law, the Liquidating Trustee may, without further order of the Bankruptcy Court, cause the Liquidating Debtors to, among other things: (a) adopt such plans of merger, consolidation or dissolution or similar plans as the Liquidating Trustee determines to be necessary or appropriate; (b) execute and deliver such agreements or other documents as the Liquidating Trustee determines to be necessary or appropriate; and (c) execute and file with the applicable governmental authorities such certificates of merger, consolidation or dissolution or similar instruments as the Liquidating Trustee determines to be necessary or appropriate.

C.	Liquidating Trust

1.	Formation of the Liquidating Trust

a.	On the Effective Date, the Liquidating Trust will be established pursuant to the Liquidating Trust Agreement for the purpose of liquidating the Causes of Action, liquidating and dissolving the Liquidating Debtors, resolving all Disputed Claims, making distributions to holders of Allowed Claims in accordance with the terms of the Plan and otherwise implementing the Plan. The Liquidating Trust shall have a separate existence from RadioShack and Liquidating RadioShack. On the Effective Date, the Liquidating Trust will be the sole stockholder of Liquidating RadioShack and the Liquidating Trust’s prosecution of any Causes of Action will be on behalf of and for the benefit of holders of Allowed Claims entitled to distributions from the Liquidating Trust Assets under the Plan.

b.	On the Effective Date, all Causes of Action, the Liquidating RadioShack Stock, the Unencumbered Cash and the Encumbered Cash will be transferred or issued to, and vest in, the Liquidating Trust. On the Effective Date, standing to commence, prosecute and compromise all Causes of Action shall transfer to the Liquidating Trust.

c.	Subject to, and to the extent set forth in, the Plan, the Confirmation Order, the Liquidating Trust Agreement or other agreement (or any other order of the Bankruptcy Court entered pursuant to, or in furtherance of, the Plan), the Liquidating Trust and the Liquidating Trustee will be empowered to take, or cause the Liquidating Debtors to take, the following actions, and any other actions, as the Liquidating Trustee determines to be necessary or appropriate to implement the Plan, all without further order of the Bankruptcy Court:

i.	adopt, execute, deliver or file all plans, agreements, certificates and other documents and instruments necessary or appropriate to implement the Plan;

ii.	accept, preserve, receive, collect, manage, invest, supervise, prosecute, settle and protect the Causes of Action and other Liquidating Trust Assets and the assets and properties of the Liquidating Debtors;

iii.	sell, liquidate or otherwise dispose of the Causes of Action and other Liquidating Trust Assets and the assets and properties of the Liquidating Debtors;

iv.	calculate and make distributions to holders of Allowed Claims;

v.	exercise rights and fulfill obligations under the Plan;

vi.	implement the Sale Orders;

vii.	perform all obligations of the Debtors under the APAs and the TSA;

viii.	review, reconcile, settle or object to Claims and resolve such objections;

ix.	retain Third Party Disbursing Agents and professionals and other Entities;

x.	file appropriate Tax returns and other reports on behalf of the Liquidating Trust and the Liquidating Debtors and pay Taxes or other obligations owed by the Liquidating Trust and the Liquidating Debtors;

xi.	take any and all actions necessary to process the termination of the RadioShack 401(k) Plan, the RadioShack Puerto Rico 1165(e) Plan and the RadioShack Corporation 2011 Executive Deferred Compensation Plan, including, but not limited to, filing all applicable forms required by the plans and/or applicable law, and providing all applicable notices to plan participants;

xii.	close or dismiss any or all of the Bankruptcy Cases; and

xiii.	dissolve the Liquidating Trust.

d.	The Liquidating Trust has no objective to, and will not, engage in a trade or business and will conduct its activities consistent with the Plan and the Liquidating Trust Agreement.

e.	On the Effective Date, the Debtors’ Estates will transfer, and will be deemed to have irrevocably transferred, to the Liquidating Trust with no reversionary interest in the Liquidating Debtors, all Causes of Action. Furthermore, the Creditors’ Committee’s counsel and financial advisor will provide to the Liquidating Trustee (or such professionals designated by the Liquidating Trustee) documents and other information gathered, and relevant work product developed, during the Bankruptcy Cases in connection with its investigation of potential Causes of Action, provided that the provision of any such documents and information will be without waiver of any evidentiary privileges, including without limitation the attorney-client privilege, work-product privilege or other privilege or immunity attaching to any such documents or information (whether written or oral). The Plan will be considered a motion pursuant to sections 105, 363 and 365 of the Bankruptcy Code for such relief. In addition, the Liquidating Trustee shall promptly respond to and use its best efforts to satisfy any written requests of the Indenture Trustee for information regarding the Intercompany Claims.

f.	The Liquidation Trust and the Liquidating Trustee will each be a “representative” of the Estates under section 1123(b)(3)(B) of the Bankruptcy Code, and the Liquidating Trustee will be the trustee of the Liquidating Trust Assets for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), and, as such, the Liquidating Trustee succeeds to all of the rights, powers and obligations of a trustee in bankruptcy with respect to collecting, maintaining, administering and liquidating the Liquidating Trust Assets. Without limiting other such rights, powers, and obligations, on the Effective Date, the Debtors and the Creditors’ Committee will transfer, and will be deemed to have irrevocably transferred, to the Liquidating Trust and shall vest in the Liquidating Trust, the Liquidating Trustee and all of their professionals all of the Debtors’ and the Creditors’ Committee’s evidentiary privileges, including, without limitation, the attorney-client privilege, work product privilege and other privileges and immunities that they possess. The Debtors and Creditors’ Committee and their respective financial advisors will provide to the Liquidating Trustee (or such professionals designated by the Liquidating Trustee) documents, other information, and work product relating to potential Causes of Action, provided that the provision of any such documents and information will be without waiver of any evidentiary privileges or immunity.

g.	To the extent that any Liquidating Trust Assets cannot be transferred to the Liquidating Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Liquidating Trust Assets shall be deemed to have been retained by the Debtors or the Liquidating Debtors, as the case may be, and the Liquidating Trustee shall be deemed to have been designated as a representative of the Debtors or the Liquidating Debtors, as the case may be, pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Liquidating Trust Assets on behalf of the Debtors or the Liquidating Debtors, as the case may be.

2.	Liquidating Trustee

a.	The Liquidating Trustee will be the exclusive trustee of the Liquidating Trust Assets for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representative of the Estate of each of the Debtors appointed pursuant to section 1123(b)(3)(B) of the Bankruptcy Code. The powers, rights and responsibilities of the Liquidating Trustee will be specified in the Liquidating Trust Agreement and will include the authority and responsibility to take, and cause the Liquidating Debtors to take, the actions contemplated by Section IV.C.1.c. of the Plan. The Liquidating Trustee will distribute the Liquidating Trust Assets and the assets and properties of the Liquidating Debtors in accordance with the provisions of the Plan and the Liquidating Trust Agreement. Other rights and duties of the Liquidating Trustee and the beneficiaries of the Liquidating Trust will be as set forth in the Liquidating Trust Agreement.

b.	The Liquidating Trust Agreement generally will provide for, among other things:

i.	the payment of reasonable compensation to the Liquidating Trustee;

ii.	the payment of other expenses of the Liquidating Trust, including the cost of pursuing Causes of Action;

iii.	the retention of Third Party Disbursing Agents, counsel, accountants, financial advisors or other professionals, or other Entities; and the payment of their compensation;

iv.	the investment of Cash within certain limitations;

v.	the preparation and filing of appropriate Tax returns and other reports on behalf of the Liquidating Trust and the Liquidating Debtors and the payment of Taxes or other obligations owed by the Liquidating Trust and the Liquidating Debtors; and

vi.	the orderly liquidation of the Causes of Action and the assets and properties of the Liquidating Debtors, which may include the litigation, settlement, abandonment or dismissal of any claims or rights.

c.	The Liquidating Trustee, under the oversight of the Liquidating Trust Board, and in the exercise of the Liquidating Trustee’s reasonable business judgment, shall, in an expeditious but orderly manner, liquidate and convert to Cash the assets of the Liquidating Trust, make timely distributions, and not unduly prolong the duration of the Liquidating Trust. The liquidation of the Liquidating Trust Assets may be accomplished either through the prosecution, compromise and settlement, abandonment, or dismissal of any or all claims, rights, or causes of action, or otherwise. The Liquidating Trustee, under the oversight of the Liquidating Trust Board, shall have the absolute right to pursue or not to pursue any and all Liquidating Trust Assets as it determines is in the best interests of the beneficiaries of the Liquidating Trust, and consistent with the purposes of the Liquidating Trust, and shall have no liability for the outcome of its decision except for any damages caused by willful misconduct or gross negligence. The Liquidating Trustee may incur any reasonable and necessary expenses in liquidating and converting the Liquidating Trust Assets to Cash and shall be reimbursed in accordance with the provisions of the Liquidating Trust Agreement.

3.	Fees and Expenses of the Liquidating Trust

Except as otherwise ordered by the Bankruptcy Court, the Liquidating Trust Expenses will be paid from the Liquidating Trust Assets other than Encumbered Cash (except that Liquidating Trust Expenses incurred in connection with the collection, monetization or distribution of assets that generate Encumbered Cash shall be paid from Encumbered Cash) and the assets and properties of the Liquidating Debtors in accordance with the Plan and the Liquidating Trust Agreement.

4.	Post-Confirmation Reporting

After the Effective Date, the Liquidating Trustee, on behalf of the Liquidating Trust, will File unaudited reports of its activities and the financial affairs of the Liquidating Trust with the Bankruptcy Court on a quarterly basis, within 30 days after the conclusion of each such quarterly period until the earlier of the entry of a final decree closing each of the Bankruptcy Cases or a Bankruptcy Court order converting or dismissing each of the Bankruptcy Cases. Such filed unaudited quarterly reports will contain information regarding the liquidation of the Causes of Action and the assets and properties of the Liquidating Debtors, the distributions made by the Liquidating Trustee and other matters required to be included in such reports in accordance with the Liquidating Trust Agreement and any applicable Bankruptcy Court and United States Trustee guidelines for such matters.

5.	Expenses of the Liquidating Trust

The Liquidating Trustee, on behalf of the Liquidating Trust, may, without further order of the Bankruptcy Court, retain Third Party Disbursing Agents, professionals or other Entities to assist in carrying out its duties hereunder and may compensate and reimburse the expenses of these professionals or other Entities without further order of the Bankruptcy Court from the Liquidating Trust Assets other than Encumbered Cash (except that professional fees and expenses incurred in the collection, monetization or distribution of assets that generate Encumbered Cash shall be paid from Encumbered Cash) and the assets and properties of the Liquidating Debtors in accordance with the Plan and the Liquidating Trust Agreement.

6.	Indemnification

The Liquidating Trust Agreement may include reasonable and customary indemnification provisions. Any such indemnification will be the sole responsibility of the Liquidating Trust.

7.	Tax Treatment

The Liquidating Trust generally is intended to be treated, for federal income Tax purposes, in part as a liquidating trust within the meaning of Treasury Regulations section 301.7701-4(d), for the benefit of the holders of Allowed Claims entitled to distributions of Pending Payments, and otherwise as one or more disputed ownership funds within the meaning of Treasury Regulations section 1.468B- 9(b)(1), as more specifically provided for under the Liquidating Trust Agreement. Accordingly, for all federal income Tax purposes the transfer of Liquidating Trust Assets to the Liquidating Trust will be treated as: (a) to the extent of Pending Payments, a transfer of the Pending Payments directly from the Debtors to the holders of such Allowed Claims followed by the transfer of such Pending Payments by the holders of Allowed Claims to the Liquidating Trust in exchange for rights to Distributions from the Liquidating Trust; and (b) to the extent of amounts that are not Pending Payments, as a transfer to one or more disputed ownership funds. The holders of Allowed Claims entitled to Distributions of Pending Payments will be treated for federal income Tax purposes as the grantors and deemed owners of their respective shares of the Liquidating Trust Assets in the amounts of the Pending Payments and any earnings thereon. The Liquidating Trustee will be required by the Liquidating Trust Agreement to file federal Tax returns for the Liquidating Trust as a grantor trust with respect to any Pending Payments and as one or more disputed ownership funds with respect to all other funds or other property held by the Liquidating Trust pursuant to applicable Treasury Regulations, and any income of the Liquidating Trust will be treated as subject to Tax on a current basis. The Liquidating Trust Agreement will provide that the Liquidating Trustee will pay such Taxes from the Liquidating Trust Assets and the assets and properties of the Liquidating Debtors. In addition, the Liquidating Trust Agreement will require consistent valuation by the Liquidating Trustee and the Beneficiaries (as defined in the Liquidating Trust Agreement), for all federal income Tax purposes, of any property held by the Liquidating Trust. The Liquidating Trust Agreement will provide that termination of the trust will occur no later than five years after the Effective Date, unless the Bankruptcy Court approves an extension based upon a finding that such an extension is necessary for the Liquidating Trust to complete its Claims resolution and liquidating purpose. The Liquidating Trust Agreement also will limit the investment powers of the Liquidating Trustee in accordance with IRS Rev. Proc. 94-45 and will require the Liquidating Trust to distribute at least annually to the Beneficiaries (as such may have been determined at such time) its net income (net of any payment of or provision for Taxes), except for amounts retained as reasonably necessary to maintain the value of the Liquidating Trust Assets or to meet Claims and contingent liabilities (including Disputed Claims).

D.	No Revesting of Liquidating Trust Assets

No Liquidating Trust Asset will revest in any Liquidating Debtor on or after the date such Liquidating Trust Asset is transferred to the Liquidating Trust but will vest upon such transfer in the Liquidating Trust to be administered by the Liquidating Trustee in accordance with the Plan and the Liquidating Trust Agreement.

E.	Term of Injunctions or Stays

Unless otherwise provided, all injunctions or stays provided for in the Bankruptcy Cases pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Bankruptcy Cases are closed.

The State of Texas respectfully contends that under applicable bankruptcy law liquidating debtors are not entitled to any such stays or injunctions. The Debtors’ disagree with this position.

F.	Compromise and Settlement of Disputes Among the Debtors, the Creditors’ Committee and the SCP Secured Parties

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided for under the Plan, on and as of the Effective Date, the Debtors, the Creditors’ Committee and the SCP Secured Parties agree as follows:

1.	the Challenge Period (as defined in the Final DIP Order) shall be deemed to have expired, the SCP Obligations (as defined in the Final DIP Order) shall be deemed Allowed in full and the SCP Secured Parties’ Liens upon the Pre-Petition Collateral shall be recognized and allowable as legal, valid, binding, in full force and effect, and non-avoidable in accordance with the Final DIP Order;

2.	the SCP Secured Claims shall be deemed satisfied in full and entitled to the treatment set forth in Section III.B.3. of the Plan;

3.	the SCP Secured Parties shall be deemed to (a) release all their Liens upon any property of the Debtors’ estates, including the Pre-Petition Collateral and (b) waive the SCP Deficiency Claim; provided, however, that the SCP Secured Parties’ Liens upon the Encumbered Cash (and, to the extent not liquidated as of the Effective Date, the property that will generate the Encumbered Cash) shall not be released until the Encumbered Cash is distributed to the SCP Secured Parties, subject to the terms of the Dispute Resolution; provided, further, that nothing in the Plan or the Confirmation Order shall be deemed, asserted or construed to be any form of release or settlement of the claims and causes of action asserted by the SCP Secured Parties against non-Debtor defendants in the SCP Adversary Proceeding;

4.	the Unencumbered Cash is comprised of proceeds of property that was unencumbered as of the Petition Date, as set forth in the Plan Recovery Analysis, and was not subject to any Liens or Claims of the SCP Secured Parties prior to the Petition Date;

5.	the SCP Secured Parties consent to the use of Cash Collateral by the Debtors’ Estates, including by the Liquidating Debtors and the Liquidating Trust, in accordance with the Wind Down Budget;

6.	the SCP Secured Parties shall have no further obligations under the DIP Support Agreement;

7.	the SCP Secured Parties shall assign any of their secured or superpriority adequate protection claims or claims for diminution in the value of the Pre-Petition Collateral, including the SCP Adequate Protection Claims (as defined in the Final DIP Order) and the Supplemental SCP Adequate Protection Claims (as defined in the Final DIP Order) that have recourse to unencumbered property, to and for the benefit of holders of General Unsecured Claims;

8.	the Debtors and their Estates shall be deemed to waive all claims under section 506(c) of the Bankruptcy Code against the SCP Secured Parties; and

9.	the Debtors and their Estates, and the SCP Secured Parties, shall mutually release each other, as set forth in Sections IV.G.3.a. and b. of the Plan.

The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement between the Debtors, the Creditors’ Committee and the SCP Secured Parties, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates and holders of Claims and Interests and is fair, equitable and reasonable.

G.	Preservation of Causes of Action; Settlement of Claims and Releases

1.	Preservation of All Causes of Action Not Expressly Settled or Released

Unless a Cause of Action against any Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including the Confirmation Order and the Final DIP Order), the Debtors expressly reserve such Causes of Action to be transferred by the Debtors to the Liquidating Trust pursuant to the Plan, which Causes of Action include the Avoidance Actions, for possible adjudication by the Liquidating Trustee, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppels, issue preclusion, claim preclusion, waiver, estoppels (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on the Plan or the Confirmation Order, except where such Causes of Action have been released in the Plan or any Final Order (including the Confirmation

Order and the Final DIP Order). In accordance with section 1123(b) of the Bankruptcy Code, the Liquidating Trust may enforce all rights to commence and pursue, as appropriate, any and all such Causes of Action, and the Liquidating Trust’s rights to commence, prosecute, or settle any such Causes of Action shall be preserved notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Liquidating Trustee will not pursue any and all available Causes of Action against them. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Liquidating Trust and the Liquidating Trustee on behalf of the Liquidating Trust. In addition, the Liquidation Trust reserves the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Entity, including the plaintiffs or co-defendants in such lawsuits. For the avoidance of doubt, Causes of Action include the claims and causes of action that the Creditors’ Committee was granted standing to commence, prosecute, and compromise under paragraph 47 of the GW Going Concern Sale Order, including, without limitation, the claims and causes of action discussed in the Rule 2004 Motion and the Outline of Potential Claims, and any other claims or causes of action arising out of or relating to the October 2014 Transaction or the events leading up to or following the October 2014 Transaction; provided, however, that Causes of Action against the SCP Secured Parties are released pursuant to Section IV.G.3a. of the Plan.

2.	Comprehensive Settlement of Claims and Controversies

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, their Estates and Claim and Interest holders and is fair, equitable and reasonable.

3.	Releases

a.	Release By the Debtors and the Liquidating Debtors

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, as of the Effective Date, the Debtors and the Liquidating Debtors, on behalf of themselves and their respective affiliates, Estates, the Liquidating Trust and successors and assigns, and any and all Entities, including the Creditors’ Committee and the Liquidating Trustee who may purport to claim by, through, for or because of them, shall be deemed to forever settle, release, waive and discharge all claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, against each of the SCP Secured Parties, including without limitation, Avoidance Actions, in each case arising out of, based upon or resulting from, directly or indirectly, in whole or in part, any act, omission, transaction or other occurrence taking place on or prior to the Effective Date; provided that nothing in Section IV.G.3.a. of the Plan shall be deemed, asserted or construed to be any form of release of any claims, counterclaims, defenses or causes of action held by the Pre-Petition ABL Agent or the First Out Lenders against the SCP Secured Parties or any other non-Debtor party that is a party or that may be joined as a party in the SCP Adversary Proceeding related to or arising from the SCP Adversary Proceeding.

b.	Release by the SCP Secured Parties

Pursuant to Bankruptcy Rule 9019 and in consideration for the Distributions and other benefits provided under the Plan, including the treatment of the SCP Secured Claims under the Plan, and subject to Sections IV.F.c. and g. of the Plan, as of the Effective Date, the SCP Secured Parties, on behalf of themselves and their respective affiliates, successors and assigns, and any and all Entities who may purport to claim by, through, for or because of them, shall be deemed to forever settle, release, waive and discharge all claims, commitments, obligations, suits, judgments, damages, demands, debts, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, against any of the Debtors, the Liquidating Debtors, the Estates, or any of their respective subsidiaries, predecessors and successors, in each case, arising out of, based upon or resulting from, directly or indirectly, in whole or in part, any act, omission, transaction or other occurrence taking place on or prior to the Effective Date; provided that nothing in Section IV.G.3.b. of the Plan shall be deemed, asserted or construed to be any form of release of the claims and causes of action asserted by the SCP Secured Parties against non-Debtor defendants in the SCP Adversary Proceeding.

c.	Adequate Protection Obligations

Notwithstanding any provision of the Plan to the contrary, no provision of the Plan or the Confirmation Order shall release the Debtors or their Estates of the obligations to make adequate protection payments to the Pre-Petition ABL Agent, the First Out Lenders or the SCP Secured Parties pursuant to section 3.3 of the Final DIP Order, section 2.4.2 of the DIP Extension Order or the related cash collateral stipulations, but, with respect to the SCP Secured Parties, limited to the amounts set forth in the Wind Down Budget for such payments; provided, however, that, with respect to the SCP Secured Parties, to the extent such adequate protection payments exceed the budgeted amount in the Wind Down Budget, the payments will be made from the Encumbered Cash after it is distributed to the SCP Secured Parties under the Plan.

H.	Limitations on Liability

The Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee and their respective directors, officers, employees, agents and professionals, acting in such capacity, and the Creditors’ Committee and its members, and their respective agents and professionals, in each case acting in such capacity, will neither have nor incur any liability to any Entity for any act taken or omitted to be taken on or after the commencement of the Bankruptcy Cases, including the formulation, preparation, dissemination, implementation, confirmation or consummation of the Plan or any contract, instrument, release or other agreement or document created or entered into, or any other act taken or omitted to be taken, in connection with the Bankruptcy Cases or any of the foregoing; provided, however, that the foregoing provisions will have no effect on: (1) the liability of any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (2) the liability of any Entity that would otherwise result from any such act or omission to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct.

The State of Texas has advised the Debtors that it does not believe that the Debtors, or any third parties, are entitled to such releases under applicable law.

I.	Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable Distributions made pursuant to Article VI of the Plan, all Liens against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such Liens, including any rights to any collateral thereunder, shall revert to the applicable Estate.

J.	Effectuating Documents; Further Transactions; Exemption From Certain Transfer Taxes

The Liquidating Trustee or its designee will be authorized to (1) execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan and (2) certify or attest to any of the foregoing actions. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any stamp tax, real estate transfer tax, sales and use tax or similar tax: (1) the execution and implementation of the Liquidating Trust Agreement, including any transfer of assets or properties to or by the Liquidating Trust or a Liquidating Debtor; or (2) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any plan or agreement adopted or executed in connection with any transaction pursuant to the Plan.

K.	Compromise and Settlement of Dark Store Claims

As set forth in Section III.B. of the Plan, the holders of Dark Store Claims are impaired under the Plan. To the extent required, the Plan shall constitute a compromise and settlement of Dark Store Claims, with each holder of such a Claim that does not timely object in writing to the treatment proposed for it with respect to its Allowed Claim under the Plan. All holders of Dark Store Claims who do not timely object to the proposed treatment shall be deemed to have consented to such treatment. The Confirmation Order will constitute an order under Bankruptcy Rule 9019 compromising and settling Dark Store Claims in such manner.

L.	Substantive Consolidation

1.	The Plan will serve as a motion seeking entry of a Bankruptcy Court order substantively consolidating all of the Estates into a single consolidated Estate for all purposes associated with confirmation and consummation of the Plan. Unless an objection to such substantive consolidation is made in writing by any creditor or claimant affected by such substantive consolidation, Filed with the Bankruptcy Court and served on the parties identified in Section XI.E of the Plan on or before the objection deadline for confirmation of the Plan, or such other date as may be fixed by the Bankruptcy Court, the order granting the substantive consolidation of the Debtors (which will be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto will occur at the Confirmation Hearing. Pursuant to the Confirmation Order: (a) all assets and liabilities of the Debtors shall be deemed merged; (b) all Claims of one Debtor against another Debtor shall be deemed eliminated; (c) all guarantees by one Debtor of the obligations of any other Debtor shall be deemed eliminated so that any Claim against any Debtor and any guarantee thereof executed by any other Debtor and any joint or several liability of any of the Debtors shall be deemed to be one obligation of all of the Debtors; and (d) each and every Claim Filed or to be Filed in the Bankruptcy Cases of any of the Debtors shall be deemed Filed against the Debtors and shall be deemed one Claim against and a single obligation of all of the Debtors. Such consolidation (other than for purposes of implementing the Plan) shall not affect the legal and corporate structures of the Debtors.

2.	Notwithstanding the substantive consolidation provided for herein, nothing shall affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 until such time as a particular case is closed, dismissed or converted.

M.	Cramdown

The Debtors request Confirmation under section 1129(b) of the Bankruptcy Code with respect to any impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to modify the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

N.	Cancellation of 2019 Notes and 2019 Notes Indenture

On the Effective Date, the 2019 Notes Indenture will be cancelled and extinguished without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtors and the Indenture Trustee under the 2019 Notes Indenture shall be discharged; provided, however, that notwithstanding the foregoing, the 2019 Notes Indenture shall continue in effect solely for purposes of (1) permitting holders of the 2019 Notes Claims to receive Distributions under the Plan and (2) allowing and preserving the rights of the Indenture Trustee to (a) make Distributions in satisfaction of Allowed 2019 Notes Claims, (b) exercise its Indenture Trustee Charging Lien against any such Distribution and (c) seek compensation and reimbursement for any fees and expenses incurred in making such Distributions.

O.	Determination of the Dispute

The Bankruptcy Court shall determine the Dispute unless it is resolved by agreement among the SCP Secured Parties, the First Out Lenders and the Pre-Petition ABL Agent. The Confirmation Order shall seek a schedule, acceptable to the Pre-Petition ABL Agent, the First Out Lenders and the SCP Secured Parties, for the litigation of the Dispute in the Bankruptcy Court.

P.	Determination of the Potential 2019 Notes Additional Distributions

As soon as practicable, but no later than 30 days, after the Effective Date, the Liquidating Trustee and the Indenture Trustee shall meet and confer regarding the terms of a scheduling order governing the Bankruptcy Court’s determination of the Potential 2019 Notes Additional Distributions. The Confirmation Order shall set a status conference before the Bankruptcy Court regarding scheduling issues in respect of the determination of the Potential 2019 Notes Additional Distribution for a date that is on or about 60 days after the Confirmation Date. Notwithstanding anything herein to the contrary: (1) no Distribution shall be made on account of any Allowed Claim in Class 6 (General Unsecured Claim) unless and until (a) the Bankruptcy Court shall have determined the Potential 2019 Notes Additional Distributions pursuant to a Final Order or (b) the Indenture Trustee shall have consented in writing to such Distribution, and an appropriate reserve shall have been established and funded to satisfy any Potential 2019 Notes Additional Distributions; and (2) nothing in the Plan shall affect or impair the Indenture Trustee’s entitlement to the Potential 2019 Notes Additional Distributions or the Indenture Trustee’s entitlement to take discovery with respect thereto (including discovery with respect to any Intercompany Claim).

X.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Executory Contracts and Unexpired Leases to Be Rejected

On the Effective Date, except for (1) the Executory Contracts and Unexpired Leases listed on Exhibit V.C. of the Plan, (2) the TSA Contracts, (3) the Deferred Assets (constituting Executory Contracts or Unexpired Leases), or (4) to the extent that a Debtor either previously has assumed and assigned or rejected an Executory Contract or Unexpired Lease by an order of the Bankruptcy Court or has filed a motion to assume or assume and assign an Executory Contract or Unexpired Lease prior to the Effective Date, each Executory Contract and Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. Each contract and lease will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Notwithstanding the foregoing, nothing in Section V.A. of the Plan shall cause the rejection (if such contract is an Executory Contract or Unexpired Lease for purposes of section 365), breach or termination of any contract of insurance benefiting the Debtors, their current or former directors and officers, the Estates and/or the Liquidating Debtors, the Liquidating Trust or the Liquidating Trustee. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the Effective Date.

B.	Bar Date for Rejection Claims

Notwithstanding anything in the Bar Date Order to the contrary, if the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan gives rise to a Claim by the other party or parties to such contract or lease, such rejection claim will be forever barred and will not be enforceable against the Liquidating Trustee or the Liquidating Trust unless a proof of Claim is Filed and served on the Liquidating Trustee, pursuant to the procedures specified in the Confirmation Order and the notice of the entry of the Confirmation Order or another order of the Bankruptcy Court, by (1) for Executory Contracts and Unexpired Leases rejected on the Effective Date, 30 days after the Effective Date and (2) for TSA Contracts and Deferred Assets (constituting Executory Contracts or Unexpired Leases) rejected pursuant to Section V.C.2. of the Plan, 30 days after the effective date of such rejection pursuant to the procedures described in Section V.C.4. of the Plan.

C.	Executory Contracts to Be Assumed and Assigned or Rejected

1.	Assumption Generally

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into in connection with the Plan, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Liquidating Debtor shall assume each of the respective Executory Contracts and Unexpired Leases listed on Exhibit V.C. of the Plan; provided, however, that the Debtors reserve the right, at any time prior to the Effective Date, to amend Exhibit V.C. of the Plan to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant hereto on the Effective Date; or (b) add any Executory Contract or Unexpired Lease to Exhibit V.C. of the Plan, thus providing for its assumption pursuant to Section V.C.1. of the Plan on the Effective Date. The Debtors shall provide notice of any amendments to Exhibit V.C of the Plan to the parties to the Executory Contracts or Unexpired Leases affected thereby and to the parties on the then-applicable service list in the Bankruptcy Cases. Nothing herein shall constitute an admission by a Debtor that any contract or lease is an Executory Contract or Unexpired Lease or that a Debtor has any liability thereunder.

2.	Assumption and Assignment or Rejection of TSA Contracts and Deferred Assets

Pursuant to section 365 of the Bankruptcy Code, the Liquidating Trust shall cause the Liquidating Debtors to assume and assign or reject each of the TSA Contracts and the Deferred Assets (constituting Executory Contracts or Unexpired Leases) in accordance with the terms and conditions of the TSA or the GW IP APA, as applicable. Nothing herein shall constitute an admission by a Debtor, a Liquidating Debtor, the Liquidating Trust or the Liquidating Trustee that any contract or lease is an Executory Contract and Unexpired Lease or that a Debtor or Liquidating Debtor has any liability thereunder.

3.	Assumption and Assignment of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease assumed under Sections V.C.1. or V.C.2. of the Plan shall include any modifications, amendments, supplements or restatements to such contract or lease.

4.	Approval of Procedures

The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions or assumption and assignments or rejections described in Sections V.C.1. and V.C.2. of the Plan, pursuant to section 365 of the Bankruptcy Code. The procedures for such assumption or assumption and assignment of an Executory Contract or Unexpired Lease, including the TSA Contracts and Deferred Assets (constituting Executory Contracts or Unexpired Leases), are as follows:

a.	After the entry of the Confirmation Order, the Debtors or the Liquidating Trustee shall serve upon each party to an Executory Contractor or Unexpired Lease being assumed or assumed and assigned or rejected notice of: (i) the contract or lease being assumed or assumed and assigned or rejected; (ii) the Cure Amount Claim, if any, that the applicable Debtor or the Liquidating Trustee believes would be necessary to pay in connection with such assumption; and (iii) the procedures for such party to object to the assumption or assumption and assignment or rejection of the applicable contract or the amount of the proposed Cure Amount Claim.

b.	Any Entity wishing to object to (i) the proposed assumption or assumption and assignment or rejection described in Sections V.C.1. and V.C.2. of the Plan or (ii) the proposed amount of the related Cure Amount Claim must File and serve on the Liquidating Trustee a written objection setting forth the basis for the objection within 20 days of service of the notice described in Section V.C.4.a. of the Plan.

c.	If no objection to the proposed assumption or assumption and assignment or rejection or Cure Amount Claim is properly Filed and served prior to the objection deadline: (i) the proposed assumption and assignment or rejection of the applicable Executory Contracts or Unexpired Lease shall be approved in accordance with the Plan and the Confirmation Order, effective as of the date of notice described in Section V.C.4.a. of the Plan, without further action of the Bankruptcy Court; and (ii) the Cure Amount Claim identified by the Liquidating Trustee in the notice shall be fixed and shall be promptly paid thereafter, without further action of the Bankruptcy Court, to the appropriate contract or lease party identified on the notice.

d.	If an objection to the proposed assumption or assumption and assignment or rejection or Cure Amount Claim is properly Filed and served prior to the objection deadline, the Liquidating Trustee and the objecting party may resolve such objection by stipulation, without further action of the Bankruptcy Court; provided, however, that any resolution of an objection with respect to a TSA Contract or Deferred Asset shall require the written consent of the Buyer.

e.	If an objection to the proposed assumption or assumption and assignment or rejection or Cure Amount Claim is properly Filed and served prior to the objection deadline and the parties are unable to resolve such objection, the Liquidating Trustee may File a reply to such objection no later than 30 days after the Filing and service of such objection and ask the Bankruptcy Court to schedule a hearing on the particular objection and the related reply at an appropriate time.

D.	Payments Related to the Assumption of Executory Contracts and Unexpired Leases

To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code: (1) by payment of the Cure Amount Claim in Cash; or (2) on such other terms as are agreed to by the parties to such Executory Contract and Unexpired Lease. Pursuant to section 365(b)(2)(D) of the Bankruptcy Code, no Cure Amount Claim shall be allowed for a penalty rate or other form of default rate of interest. If there is a dispute regarding: (1) the amount of any Cure Amount Claim; (2) the ability of any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed; or (3) any other matter pertaining to assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

E.	Insurance Policies and Agreements

1.	Assumed Insurance Policies and Agreements

The Debtors do not believe that the insurance policies (including, without limitation, director and officer liability insurance policies) issued to, or insurance agreements entered into by, any Debtor prior to the Petition Date constitute executory contracts. To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything contained in Article V of the Plan to the contrary, the Plan will constitute a motion to assume such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order will constitute approval of such assumption pursuant to section 365(a) of the Bankruptcy Code and a finding by the Bankruptcy Court that each such assumption is in the best interest of the Debtors, their respective estates and all parties in interest in the Bankruptcy Cases. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments are required to cure any defaults of any Debtor existing as of the Confirmation Date with respect to each such insurance policy or agreement.

2.	Reservation of Rights

Nothing contained in the Plan will constitute a waiver of any claim, right or cause of action that a Debtor, a Liquidating Debtor, the Liquidating Trustee or the Liquidating Trust, as the case may be, may hold against any Entity, including, without limitation, any insurer under any policy of insurance or insurance agreement.

XI.	PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, Distributions to be made on the Effective Date to holders of Claims that are Allowed Claims as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (1) 60 days after the Effective Date; or (2) such later date when the applicable conditions of Section V.D. of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.D.2. of the Plan (regarding undeliverable Distributions) or Section VI.G.3. of the Plan (regarding compliance with Tax requirements) are satisfied. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Section VI.G.2. of the Plan. Any Claim that is disallowed by order of the Bankruptcy Court prior to the Effective Date shall be deemed expunged (to the extent not already expunged) as of the Effective Date without the necessity for further Bankruptcy Court approval and the holder of any such Claim shall not be entitled to any Distribution under the Plan.

B.	Method of Distributions to Holders of Claims

1.	The Liquidating Trustee in its capacity as Disbursing Agent, or such Third Party Disbursing Agents as the Liquidating Trustee may retain in its sole discretion, will make all distributions of Cash required under the Plan to holders of Allowed Claims. Each Third Party Disbursing Agent will serve without bond, and any Third Party Disbursing Agent may retain or contract with other entities to assist in or make the distributions required by the Plan. All distributions on account of Allowed Claims of the SCP Secured Parties shall be made to the SCP Agent for further distribution to the SCP Secured Parties.

2.	Distributions to be made under the Plan to holders of Allowed 2019 Notes Claims shall be made to the Indenture Trustee, which, subject to the right of the Indenture Trustee to assert its Indenture Trustee Charging Lien against the Distributions, shall transmit the Distributions to the registered holders of the 2019 Notes.

C.	Compensation and Reimbursement for Services Related to Distributions

1.	Compensation and Reimbursement

a.	Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Liquidating Trust, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made on terms agreed to with the Liquidation Trustee and will not be deducted from Distributions (including any distributions of Cash Investment Yield) to be made pursuant to the Plan to holders of Allowed Claims receiving Distributions from a Third Party Disbursing Agent.

b.	To the extent that the Indenture Trustee provides services related to Distributions pursuant to the Plan, the Indenture Trustee will receive from the Debtors, without further court approval, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services. These payments will be made on terms agreed to between the Indenture Trustee and the Debtors.

2.	Investment of Cash Related to Distributions

To assist in making distributions under the Plan, Cash may be held in the name of one or more Third Party Disbursing Agents for the benefit of holders of Allowed Claims under the Plan. The Third Party Disbursing Agents will invest the Cash as directed by the Liquidating Trustee in accordance with the Debtors’ investment and deposit guidelines; provided, however, that should such Liquidating Trustee determine, in his or her sole discretion, that the administrative costs associated with such investment will exceed the return on such investment, he or she may direct the Third Party Disbursing Agent to not invest such Cash. Distributions of Cash from accounts held by Third Party Disbursing Agents will include a Pro Rata share of the Cash Investment Yield, if any, from such investment of Cash.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.	Delivery of Distributions to Holders of Allowed Claims

a.	Distributions to holders of Allowed Claims will be made by a Disbursing Agent (i) at the addresses set forth on the respective proofs of Claim, requests for payment of Administrative Claim or similar document Filed by holders of such Claims; (ii) at the addresses set forth in any written certification of address change delivered to the Disbursing Agent (including pursuant to a letter of transmittal delivered to a Disbursing Agent) after the date of Filing of any related proof of Claim, requests for payment of Administrative Claim or similar document; or (iii) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address.

b.	Notwithstanding any provision contained in the Plan to the contrary, the distribution provisions contained in the 2019 Notes Indenture shall (i) continue in effect to the extent necessary to authorize the Indenture Trustee to receive and distribute Distributions to the holders of Allowed 2019 Notes Claims and (ii) terminate completely upon completion of all such Distributions.

2.	Undeliverable Distributions Held by Disbursing Agents

a.	Holding and Investment of Undeliverable Distributions

Subject to Section VI.D.2.c. of the Plan, if any Distribution to a holder of an Allowed Claim is returned to a Disbursing Agent as undeliverable, no further Distributions shall be made to such holder unless and until the applicable Disbursing Agent is notified by written certification of such holder’s current address and such undeliverable Distributions shall remain in the possession of the applicable Disbursing Agent pursuant to Section VI.D.2.a. of the Plan for the benefit of such claimants until such time as a Distribution becomes deliverable.

b.	After Distributions Become Deliverable

On each Quarterly Distribution Date, the applicable Disbursing Agents will make all Distributions that become deliverable to holders of Allowed Claims during the preceding calendar quarter; provided, however, that if the Liquidating Trustee determines, with the consent of the Liquidating Trust Board, that the amount of any quarterly Distribution is too small to justify the administrative costs associated with such Distribution, the Liquidating Trustee may postpone such quarterly Distribution until the next Quarterly Distribution Date. Each such Distribution will include to the extent applicable a Pro Rata share of the Cash Investment Yield from the investment of any undeliverable Cash from the date that such Distribution would have first been due had it then been deliverable to the date that such Distribution becomes deliverable.

c.	Failure to Claim Undeliverable Distributions

Any holder of an Allowed Claim that does not assert a claim pursuant to the Plan for an undeliverable Distribution to be made by a Disbursing Agent within 180 days after the later of (i) the Effective Date and (ii) the last date on which a Distribution was deliverable to such holder will have its claim for such undeliverable Distribution deemed satisfied, waived and released and will be forever barred from asserting any such claim against the Debtors, the Liquidating Debtors, the Liquidating Trust and their respective property. In such cases, unclaimed Distributions will be maintained for redistribution to other claimants entitled to Distributions under the Plan. Nothing contained in the Plan shall require any Debtor or any Disbursing Agent to attempt to locate any holder of an Allowed Claim.

E.	Distribution Record Date

1.	No Recognition of Transfers after the Distribution Record Date

A Disbursing Agent shall have no obligation to recognize the transfer of, or the sale of any participation in, any Claim that occurs after the close of business on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make Distributions only to those holders of Allowed Claims that are holders of record of such Claims, or participants therein, as of the close of business on the Distribution Record Date. The Debtors’ and the Note Registrar’s (as defined in the 2019 Notes Indenture) records for the transfer of the 2019 Notes shall be closed as of the 4:00 p.m., prevailing Eastern Time on the Distribution Record Date, and no transfer of 2019 Notes occurring after such time shall be recognized.

2.	Treatment of Certain Transfers

Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to the Distribution Record Date shall be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

F.	Means of Cash Payments

Except as otherwise specified herein, cash payments made pursuant to the Plan to holders of Claims shall be in U.S. currency by checks drawn on a domestic bank selected by the Liquidating Trustee, or, at the option of the Liquidating Trustee, by wire transfer from a domestic bank; provided, however, that cash payments to foreign holders of Allowed Claims may be made, at the option of the Liquidating Trustee, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

G.	Timing and Calculation of Amounts to Be Distributed

1.	Allowed Claims

Each holder of an Allowed Claim shall receive the full amount of the Distributions that the Plan provides for Allowed Claims in the applicable Class pursuant to the terms and conditions of the Plan and the Liquidating Trust Agreement. On each Quarterly Distribution Date, Distributions also shall be made pursuant to Section VII.C. of the Plan to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such quarterly Distributions also shall be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

2.	De Minimis Distributions

No Disbursing Agent will distribute Cash to the holder of an Allowed Claim in an impaired Class if the amount of Cash to be distributed on account of such Claim is less than $50 in the aggregate; provided, however, that in the case of a Gift Card Claim, the amount of Cash must be less than $10 in the aggregate. Any holder of an Allowed Claim on account of which the amount of Cash to be distributed is less than $50 (or in the case of a Gift

Card Claim, $10) in the aggregate will be forever barred from asserting its Claim for such distribution against the Liquidating Trust or its property. Any Cash not distributed pursuant to Section V.G.2 of the Plan will be the property of the Liquidating Trust, and any such Cash held by a Third Party Disbursing Agent shall be transferred or returned to the Liquidating Trust.

The State of Texas has advised the Debtors that it will object to the $10 limit on gift card claims at confirmation.

3.	Compliance with Tax Requirements

a.	Withholding and Reporting

In connection with the Plan, to the extent applicable, each Disbursing Agent shall comply with all Tax withholding and reporting requirements imposed on it by any governmental unit, and all Distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision of the Plan to the contrary, each Disbursing Agent shall be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including applying a portion of any Cash Distribution to be made under the Plan to pay applicable Tax withholding, requiring Claim holders to submit appropriate certifications or establishing other mechanisms such Disbursing Agent believes are reasonable and appropriate. To the extent that any Claim holder fails to submit appropriate certifications required by a Disbursing Agent or to comply with any other mechanism established by a Disbursing Agent to comply with Tax withholding requirements, such Claim holder’s Distribution may, in such Disbursing Agent’s reasonable discretion, be deemed undeliverable and subject to Section VI.D.2. of the Plan.

b.	Backup Withholding

Without limiting the generality of the foregoing, in accordance with the Internal Revenue Code’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to Distributions made pursuant to the Plan, unless the holder (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides at the applicable Disbursing Agent’s request a completed IRS Form W-9 (or substitute therefor) on which the holder includes a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Among other things, to receive any post-petition interest, if requested by a Disbursing Agent, a holder of an Allowed Claim shall be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding. Non-U.S. Allowed Claim holders may be required by the applicable Disbursing Agent to provide a completed IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable Form W-8 or successor form), to establish an exemption from or a treaty-reduced rate of withholding on interest distributed pursuant to the Plan. Unless a Disbursing Agent, in its discretion, determines otherwise, no Distributions on account of post-petition interest shall be made to a holder of an Allowed Claim until such time as the holder of such Claim establishes exemption from withholding or provides the applicable IRS Form.

c.	Obligations of Distribution Recipients

Notwithstanding any other provision of the Plan, each Entity receiving a Distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of such Distribution, including income, withholding and other Tax obligations.

4.	Compliance with Domestic Relations Orders

In connection with the Plan, each Disbursing Agent may allocate and make Distributions in compliance with applicable wage garnishment, alimony, child support and similar domestic relations orders.

H.	Setoffs

Except with respect to claims of a Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Liquidating Trustee or a Third Party Disbursing Agent, as instructed by the Liquidating Trustee pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, may setoff against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim) the Causes of Action of any nature against the holder of such Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor of any Causes of Action that the Debtor or Debtors may possess against such a Claim holder.

I.	Allocation of Payments

Amounts paid to holders of Claims in satisfaction thereof shall be allocated first to the principal amounts of such Claims, with any excess being allocated to accrued but unpaid interest on such Claims.

XII.	PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Prosecution of Objections to Claims

1.	Objections to Claims

All objections to Claims must be Filed and served on the holders of such Claims by the Claims Objection Bar Date, and, if Filed prior to the Effective Date, such objections will be served on the parties on the then-applicable service list in the Bankruptcy Cases. If an objection has not been Filed to a proof of Claim or request for payment of Administrative Claim by the applicable Claims Objection Bar Date, the Claim to which the proof of Claim or request for payment of Administrative Claim relates will be treated as an Allowed Claim if such Claim has not been allowed earlier.

2.	Authority to Prosecute Objections

After the Confirmation Date, only the Debtors (or after the Effective Date, the Liquidating Trustee on behalf of the Liquidating Trust) will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. After the Effective Date, the Liquidating Trustee may settle or compromise any Disputed Claim without approval of the Bankruptcy Court in accordance with the Liquidation Trust Agreement.

B.	Treatment of Disputed Claims

1.	No Payments on Account of Disputed Claims and Disputed Claims Reserves

Notwithstanding any other provisions of the Plan, no payments or Distributions will be made on account of a Disputed Claim until such Claim becomes an Allowed Claim. Distributions on account of any Disputed Claim that has become an Allowed Claim will be governed by the Liquidating Trust Agreement. In addition, the Liquidating Trust Agreement shall include reasonable and customary provisions establishing reserves to account for Disputed Claims that may become Allowed Claims.

2.	Recourse

Each holder of a Disputed Claim that ultimately becomes an Allowed Claim will have recourse only to the undistributed Cash held by the Liquidating Trust for the satisfaction of such Allowed Claim and not any assets previously distributed on account of any Allowed Claim.

C.	Distributions on Account of Disputed Claims Once Allowed

On each Quarterly Distribution Date, the applicable Disbursing Agent shall make all Distributions on account of any Disputed Claim that has become an Allowed Claim during the preceding calendar quarter, to the extent not distributed earlier at the discretion of the applicable Disbursing Agent. Such Distributions shall be made pursuant to the provisions of the Plan governing the applicable Class.

D.	Indenture Trustee as Claim Holder

Consistent with Bankruptcy Rule 3003(c), the Debtors and the Liquidating Trust shall recognize a proof of claim filed by the Indenture Trustee in respect of the 2019 Notes Claims. Accordingly, any Claim, proof of which is filed by the registered or beneficial holder of a Claim, may be disallowed as duplicative of the Claim of the Indenture Trustee, without need for any further action or Bankruptcy Court order.

XIII.	INJUNCTION AND SUBORDINATION RIGHTS

A.	Injunction

Except as provided in the Plan or the Confirmation Order and other than with respect to a right of recoupment or a setoff, as of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability subject to the Plan or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan or cause of action of a non-Debtor that is released under the Plan will be permanently enjoined from taking any of the following actions in respect of any such Claims, debts, liabilities, Interests or rights: (1) commencing or continuing in any manner or means any action or other proceeding against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Board, whether directly, derivatively or otherwise, other than to enforce any right pursuant to the Plan (or any order resolving the Dispute) to a Distribution; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Board other than as permitted pursuant to (1) above; (3) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors, the Liquidating Debtors, the Liquidating Trust or their respective property; (4) asserting a right of subrogation of any kind against any debt, liability or obligation due to the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee or the Liquidating Trust Board; and (5) subject to the proviso in Article X of the Plan regarding jurisdiction, commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Such injunction shall extend to the successors, if any, of the Debtors, the Liquidating Debtors, the Liquidating Trust, the Liquidating Trustee and the Liquidating Trust Board and to their respective properties and interests in property. Anyone injured by any willful violation of this injunction shall be entitled to recover actual damages, including costs and attorneys’ fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

B.	Subordination Rights

The classification and manner of satisfying Claims and Interests under the Plan does not take into consideration subordination rights, and nothing in the Plan or Confirmation Order shall affect any subordination rights that a holder of a Claim may have with respect to any Distribution to be made pursuant to the Plan, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise.

XIV.	RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Bankruptcy Cases after the Effective Date as is legally permissible, including jurisdiction to:

1.	allow, disallow, determine, liquidate, classify, reclassify, estimate or establish the priority, secured or unsecured status (or proper Plan classification) of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance, priority or classification of Claims or Interests;

2.	grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

3.	resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4.	ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.	decide or resolve Avoidance Actions under section 547 of the Bankruptcy Code;

6.	enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan or the Confirmation Order, including the Liquidating Trust Agreement;

7.	resolve any cases, controversies, suits or disputes that may arise in connection with the Causes of Action or the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, including the Liquidating Trust Agreement, or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

8.	modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code;

9.	issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

10.	enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated or distributions pursuant to the Plan are enjoined or stayed;

11.	determine any other matters that may arise in connection with or relate to the Plan, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan or the Confirmation Order;

12.	determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

13.	determine any matters arising in connection with the APAs or the TSA;

14.	determine the Dispute or the SCP Adversary Proceeding to the extent it is not resolved by agreement among the ABL Agent, the First Out Lenders and the SCP Secured Parties; and

15.	enter a final decree closing the Debtors’ Bankruptcy Cases;

provided, however, that the foregoing is not intended to (a) expand the Bankruptcy Court’s jurisdiction beyond that allowed by applicable law, (b) provide the Bankruptcy Court jurisdiction over any Causes of Action (other than Avoidance Actions arising under section 547 of the Bankruptcy Code), (c) impair the rights of an Entity to invoke the jurisdiction of a court, commission, or tribunal, or (d) impair the rights of an Entity to seek the withdrawal of the reference in accordance with 28 U.S.C. § 157(d).

XV.	MISCELLANEOUS PROVISIONS

A.	Dissolution of the Creditors’ Committee and the Professional Fee Claims of the Professionals Retained by the Debtors, and Formation of the Liquidating Trust Board

1.	Dissolution of the Creditors’ Committee

On the Effective Date, the Creditors’ Committee, except as set forth below, will dissolve and the members thereof will be released and discharged from all duties and obligations arising from or related to the Bankruptcy Cases. Prior to the dissolution of the Creditors’ Committee, standing to commence, prosecute and compromise all Causes of Action shall transfer to the Liquidating Trust. The Professionals retained by the Creditors’ Committee and the members thereof will not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (a) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.c.ii. of the Plan, (b) in connection with any appeal pending as of the Effective Date, including any appeal of the Confirmation Order and (c) at the request of the Liquidating Trustee, whether or not the Liquidating Trustee has retained such Professional. Following the Effective Date, none of the Creditors’ Committee’s professionals shall be precluded from representing any Entity acting for the Liquidating Trust or other Entities created by the Plan, including, without limitation, the Liquidating Trustee or the Liquidating Trust.

2.	Professional Fee Claims of the Professionals Retained by the Debtors

The Professionals retained by the Debtors will not be entitled to assert any Professional Fee Claims for any services rendered or expenses incurred after the Effective Date, except for fees for time spent and expenses incurred (a) in connection with any application for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section III.A.1.c.ii. of the Plan and (b) at the request of the Liquidating Trustee, whether or not the Liquidating Trustee has retained such Professional.

3.	Formation of the Liquidating Trust Board

On the Effective Date, the Liquidating Trust Board shall be established and consist of seven persons. The initial Liquidating Trust Board members shall consist of seven persons selected by the Creditors’ Committee and approved prior to the Effective Date by the Bankruptcy Court, one of whom shall be selected by the Indenture Trustee. Upon its formation, the duties of the Liquidating Trust Board shall be limited to: (a) overseeing the Claims reconciliation and settlement process conducted by or on behalf of the Liquidating Trustee; (b) formulating with the Liquidating Trustee appropriate procedures for the settlement of Claims; (c) overseeing the distributions to the holders of Claims under the Plan; (d) appearing before and being heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited duties; and (e) such other matters as may be agreed upon between the Liquidating Trustee and the Liquidating Trust Board or specified in the Plan or the Liquidating Trust Agreement. For so long as the Claims reconciliation process shall continue, the Liquidating Trustee shall make regular reports to the Liquidating Trust Board as and when the Liquidating Trustee and the Liquidating Trust Board may reasonably agree upon. The Liquidating Trustee and the Liquidating Trust Board may retain, without further order of the Court, professionals, including the same professionals, to assist it in carrying out its duties as limited above, including any professionals retained in these Bankruptcy Cases, and the Liquidating Trust shall pay the reasonable costs and expenses of the Liquidating Trust Board, including reasonable professional fees, in the ordinary course without further order of the Bankruptcy Court.

B.	Modification of the Plan and Exhibits

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code, the Debtors or the Liquidating Trustee, as applicable, reserve the right to alter, amend or modify the Plan and the Exhibits to the Plan at any time before its substantial consummation.

C.	Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to Confirmation. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then, with respect to such Debtors, the Plan will be null and void in all respects, and nothing contained in the Plan will: (1) constitute a waiver or release of any claims by or against, or any Interests in, such Debtors; or (2) prejudice in any manner the rights of any Debtors or any other party.

D.	Service of Certain Exhibits

Certain Exhibits are not being Filed or served with copies of the Plan. The Debtors shall File such Exhibits no later than 10 days before the deadline to object to Confirmation. Once Filed, the Debtors shall make available for review the relevant Exhibits on their web site at https://cases.primeclerk.com/radioShack.

E.	Service of Documents

Any pleading, notice or other document required by the Plan or Confirmation Order to be served on or delivered to the Debtors, the Liquidating Trustee, or the U.S. Trustee must be sent by first class mail, overnight delivery service or courier service to:

1.	The Debtors and the Liquidating Debtors

Gregory M. Gordon

Dan B. Prieto

JONES DAY

2727 N. Harwood Street

Dallas, Texas 75201

Thomas A. Howley

Paul M. Green

JONES DAY

717 Texas, Suite 3300

Houston, Texas 77002

            - and -

David M. Fournier

Evelyn J. Meltzer

Michael J. Custer

PEPPER HAMILTON LLP

Hercules Plaza, Suite 5100

1313 N. Market Street

P.O. Box 1709

Wilmington, Delaware 19899-1709

2.	The Liquidating Trustee, at the address set forth in the Liquidating Trust Agreement

3.	The Creditors’ Committee

Susheel Kirpalani

Benjamin I. Finestone

QUINN EMANUEL URQUHART & SULLIVAN LLP

51 Madison Avenue, 22nd Floor

New York, New York 10010

-and-

Jay R. Indyke

Cathy Hershcopf

COOLEY LLP

1114 Avenue of the Americas

New York, New York 10036

-and-

Christopher M. Samis

L. Katherine Good

WHITEFORD, TAYLOR & PRESTON LLC

The Renaissance Centre, Suite 500

405 N. King Street

Wilmington, Delaware 19801

4.	The U.S. Trustee

Richard L. Schepacarter, Esq.

OFFICE OF THE UNITED STATES TRUSTEE

844 King Street, Room 2207

Lockbox 35

Wilmington, Delaware 19801

XVI.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES

A.	General

A description of the United States federal income tax consequences of the Plan is provided below. This description is based on the Internal Revenue Code, Treasury Regulations issued thereunder, judicial decisions and Internal Revenue Service and administrative determinations, all as in effect on the date of this disclosure statement and all subject to change, possibly with retroactive effect. Changes in any of these authorities or in their interpretation could cause the United States federal income tax consequences of the Plan to differ materially from the consequences described below.

The United States federal income tax consequences of the Plan are complex and in important respects uncertain. No ruling has been requested from the Internal Revenue Service; no opinion has been requested from Debtors’ counsel concerning any tax consequence of the Plan; and no tax opinion is given by this disclosure statement.

The description that follows does not cover all aspects of United States federal income taxation that may be relevant to the Debtors or holders of Claims. For example, the description does not address issues of special concern to certain types of taxpayers, such as dealers in securities, life insurance companies, financial institutions, tax exempt organizations and non-U.S. taxpayers nor does it address tax consequences to holders of Interests in the Debtors. In addition, the description does not discuss state, local or non-U.S. tax consequences.

For these reasons, the description that follows is not a substitute for careful tax planning and professional tax advice based upon the individual circumstances of each holder of a Claim or Interest. Holders of Claims or Interests are urged to consult with their own tax advisors regarding the federal, state, local and non-U.S. tax consequences of the Plan.

B.	United States Federal Income Tax Consequences of Payment of Allowed Claims Pursuant to Plan

The United States federal income tax consequences of Plan implementation to the holders of Allowed Claims will depend on, among other things, the consideration to be received by the holder, whether the holder reports income on the accrual or cash method, whether the holder receives distributions under the Plan in more than one taxable year, whether the holder’s claim is allowed or disputed at the Effective Date, and whether the holder has taken a bad debt deduction or worthless security deduction with respect to its Claim.

1.	Recognition of Gain or Loss

a.	In General

In general, a holder of a Claim should recognize gain or loss equal to the amount realized under the Plan in respect of its Claim less the holder’s basis in the Claim. Any gain or loss recognized in the exchange may be long-term or short-term capital gain or loss or ordinary income or loss, depending upon the nature of the Claim and the holder, the length of time the holder held the Claim and whether the Claim was acquired at a market discount. If the holder realizes a capital loss, its deduction of the loss may be subject to limitation. The holder’s aggregate tax basis for any property received under the Plan generally will equal the amount realized. The holder’s amount realized generally will equal the sum of the Cash and the fair market value of any other property received (or deemed received) by the holder under the Plan on the Effective Date or subsequent distribution date, less the amount (if any) allocable to Claims for interest, as discussed below.

b.	Post-Effective Date Cash Distributions

Because certain holders of Allowed Claims, including Disputed Claims that ultimately become Allowed Claims, may receive Cash distributions subsequent to the Effective Date of the Plan, the imputed interest provisions of the Internal Revenue Code may apply to treat a portion of the subsequent distributions as imputed interest. Additionally, because holders may receive distributions with respect to an Allowed Claim in a taxable year or years following the year of the initial distribution, any loss and a portion of any gain realized by the holder may be deferred. All holders of Allowed Claims are urged to consult their tax advisors regarding the possible application of (or ability to elect out of) the “installment method” of reporting with respect to their claims.

c.	Bad Debt and/or Worthless Securities Deduction

A holder who, under the Plan, receives in respect of a Claim an amount less than the holder’s tax basis in the claim may be entitled in the year of receipt (or in an earlier or later year) to a bad debt deduction in some amount under § 166(a) of the Internal Revenue Code or a worthless securities deduction under § 165(g) of the Internal Revenue Code. The rules governing the character, timing and amount of bad debt or worthless securities deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed. Holders of Claims, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.

2.	Pending Payments

Cash and other Liquidating Trust Assets that a Trust Account holds as a Pending Payment after the Effective Date should be deemed to have been paid to the holder of the Claim entitled to receive such Pending Payment on the date that the Liquidating Trust received it and to have been contributed by such holder to the Trust Account as a grantor and beneficiary of the Liquidating Trust. Thus, the holder should recognize gain or loss based upon the amount deemed received and contributed to the Trust Account on the Effective Date, and any income subsequently realized by the Trust Account with respect to such Pending Payment will be reported by the Trustee as income of the grantor-beneficiary in the year realized, prior to the actual distribution of the Pending Payment to the holder of the Allowed Claim. The actual receipt of the Pending Payments from the Trust Account will not be a taxable event.

3.	Payments Other than Pending Payments

If any payment other than a Pending Payment is to be made out of a Trust Account, such payment will not be deemed to have been made to any recipient until, and to the extent that, the amount to which the payee is entitled has been determined and distributed. Any income realized by the Trust Account prior to such time will be reported by the Liquidating Trustee as income of and taxable to the Trust Account.

C.	Certain Other Tax Consequences for Holders of Claims

1.	Receipt of Pre-Effective Date Interest

In general, a Claim holder that was not previously required to include in its taxable income any accrued but unpaid pre-Effective Date interest on the Claim may be required to take such amount into income as taxable interest. A Claim holder that was previously required to include in its taxable income any accrued but unpaid pre-Effective Date interest on the Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan. The Plan provides that all Distributions to a holder of an Allowed Class 2 Claim will be deemed to apply first to the principal amount of such Claim until such principal amount is paid in full, and then the remaining portion of such distributions, if any, will be deemed to apply to any pre-petition accrued interest included in such Claim. There is no assurance, however, that the Internal Revenue Service will respect this treatment and will not determine that all or a portion of amounts distributed to holders of Allowed Class 2 Claims is properly allocable to pre-petition interest. Each such holder is urged to consult its tax advisor regarding the tax treatment of its distributions under the Plan and the deductibility of any accrued but unpaid interest for federal income tax purposes.

2.	Installment Method

A holder of a Claim constituting an installment obligation for tax purposes may be required to recognize currently any gain remaining with respect to the obligation if, pursuant to the Plan, the obligation is considered to be satisfied at other than its face value, distributed, transmitted, sold or otherwise disposed of within the meaning of § 453B of the Internal Revenue Code.

3.	Information Reporting and Withholding

Under the Internal Revenue Code’s backup withholding rules, the holder of an Allowed Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan unless the holder comes within certain exempt categories (which generally include corporations) and, when required, demonstrates that fact, or provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of tax. Holders of Allowed Claims may be required to establish exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.

4.	Importance of Obtaining Professional Tax Assistance

The foregoing discussion is intended only as a summary of certain U.S. Federal income tax consequences of the Plan, and is not a substitute for careful tax planning with a tax professional. The above discussion is for information purposes only and is not tax advice. The tax consequences are in many cases uncertain and may vary depending on a holder’s individual circumstances. Accordingly, holders are urged to consult with their tax advisors about federal, state, local and non-U.S. tax consequences to the Plan.

XVII.	ADDITIONAL INFORMATION

Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. The Debtors will file all exhibits to the Plan with the Bankruptcy Court and make them available for review on https://cases.primeclerk.com/radioShack/Home-Index no later than ten days before the deadline to object to Confirmation.

XVIII.	RECOMMENDATION AND CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all holders of Claims in Classes 3, 4, 5 and 7, the only Classes entitled to vote on the Plan, to vote to accept the Plan and to evidence their acceptance by duly completing and returning their ballots so that they will be received on or before the Voting Deadline.

Dated: August 10, 2015	Respectfully submitted, RS LEGACY CORPORATION (for itself and on behalf of its debtor direct and indirect subsidiaries )

	By:	/s/ Carlin Adrianopoli
Name: Carlin Adrianopoli Title: Chief Financial Officer

Counsel:

DAVID G. HEIMAN (OH 0038271)

JONES DAY

901 LAKESIDE AVENUE

CLEVELAND, OHIO 44114

GREGORY M. GORDON (TX 08435300)

DAN B. PRIETO (TX 24048744)

JONES DAY

2727 N. HARWOOD STREET

DALLAS, TEXAS 75201

THOMAS A. HOWLEY (TX 24010115)

PAUL M. GREEN (TX 24059854)

JONES DAY

717 TEXAS SUITE 3300

HOUSTON, TEXAS 77002

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DAVID M. FOURNIER (DE 2812)

EVELYN J. MELTZER (DE 4581

MICHAEL J. CUSTER (DE 4843)

PEPPER HAMILTON LLP

HERCULES PLAZA, SUITE 5100

1313 N. MARKET STREET

P.O. BOX 1709

WILMINGTON, DELAWARE 19899-1709

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